Exhibit 10.4

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (“Agreement”) is made and effective as of this 23rd day of April 2020 (the “Effective Date”) by and between DraftKings Inc., a Nevada corporation (“Company”), and Jason Robins (“Executive”).

W I T N E S S E T H

WHEREAS, Executive was Chief Executive Officer (the “CEO”) of DraftKings Inc., a Delaware corporation (“Former DK”), prior to the closing (the “Closing”) of the transactions contemplated by the Business Combination Agreement, dated as of December 22, 2019, as amended by Amendment No. 1 thereto, dated as of April 7, 2020, among the Company, Diamond Eagle Acquisition Corp., SBTech (Global) Limited and certain other parties thereto, following which Former DK became a wholly owned subsidiary of the Company;

WHEREAS, the Company desires to continue to employ the Executive as CEO the Company following the Closing; and

WHEREAS, the Company and the Executive desire to enter into this Agreement to set forth the terms of the Executive’s employment with the Company.

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.       POSITION AND DUTIES.

(a)       GENERAL. Commencing on the Effective Date, Executive shall continue to serve as the Company’s CEO and shall report directly to the Company’s Board of Directors (the “Board”). In this position, Executive shall have such duties, authorities and responsibilities as are customary for an employee in such position, and such other duties, authorities and responsibilities as may reasonably be assigned to the Executive from time to time by the Board. The Executive’s principal place of employment with the Company shall be at the Company’s headquarters located in Boston, Massachusetts or such other place as approved by the Board.

(b)       OTHER ACTIVITIES. For so long as Executive remains in the employ of the Company (the “Employment Term”), the Executive shall devote substantially all of the Executive’s business time, energy, knowledge and skill to the performance of the Executive’s duties with the Company, provided that the foregoing shall not prevent the Executive from engaging in any non-Company activity of any kind so long as such activity, together with any other non-Company activity, does not pose a conflict of interest or materially interfere with Executive’s performance of his duties under this Agreement, as determined in the reasonable good faith discretion of the Board.

2.       ANNUAL BASE SALARY. During the Employment Term, the Company agrees to pay the Executive an annual base salary at an annual rate of $650,000, payable subject to standard federal and state payroll withholding requirements in accordance with the regular payroll practices of the Company. The Executive’s annual base salary shall be subject to annual review by the Board (or a committee thereof), and may be increased (but not decreased) from time to time as determined by the Board (or a committee thereof). The annual base salary as may be increased from time to time shall constitute “Annual Base Salary” for purposes of this Agreement.

3.       INCENTIVE COMPENSATION.

(a)       Annual Cash Incentive. During the Employment Term, Executive shall be eligible for a minimum annual target cash incentive opportunity of 150% of Annual Base Salary (as may be increased from time to time, the “Target Annual Cash Incentive”), provided Executive shall have the opportunity to earn a greater annual cash incentive for performance above target and, if the annual cash incentive opportunity for performance above target is subject to a maximum, such maximum shall be equal to an amount that is at least equal to 200% of the Target Annual Cash Incentive. The Executive’s Target Annual Cash Incentive shall be subject to annual review by the Board (or a committee thereof), and may be increased (but not decreased) from time to time as determined by the Board (or a committee thereof). The Board (or a committee thereof) shall set reasonable and appropriate Company and/or individual performance goals for each annual cash incentive opportunity, in consultation with Executive, by no later than (i) June 30 for the 2020 performance year, and (ii) March 31 for each performance year thereafter. The earned annual cash incentive (the “Annual Cash Incentive”) for any given fiscal year will be determined based on overall Company performance and/or Executive’s individual performance (as applicable), as determined in the sole discretion of the Board (or a committee thereof) and provided Executive remains employed by the Company through the applicable performance period. Any such Annual Cash Incentive shall be paid to Executive at the same time that annual cash incentives are paid to other senior executives of the Company, provided, in any event, any such Annual Cash Incentive shall be paid by no later than March 15th of the year following the applicable performance year.

(b)       Annual Equity Incentive. During the Employment Term, the Company shall grant Executive an annual equity incentive award within the first three (3) months of each fiscal year (or the first seven (7) months for fiscal year 2020) of the Company with a minimum aggregate target value of $6,500,000 for each such award (as may be increased from time to time, the “Annual Equity Incentive Award”), with the valuation methodology for such awards to be determined by the Board (or a committee thereof) in the reasonable good faith exercise of its discretion. The Executive’s Annual Equity Incentive Award shall be subject to annual review by the Board (or a committee thereof), and may be increased (but not decreased) from time to time as determined by the Board (or a committee thereof). The Annual Equity Incentive Awards will be comprised of a mix of fifty percent (50%) of the minimum aggregate target value granted as restricted stock units, with time-based vesting conditions that are not less favorable than vesting in equal quarterly installments over four years, and fifty percent (50%) of the minimum aggregate target value granted as performance stock units (“PSUs”), provided Executive shall have the opportunity to earn a greater amount of PSUs for performance above target and, if the performance-based vesting for such PSUs for performance above target is subject to a maximum, such maximum shall be equal to an amount that is at least equal to 300% of one half (1/2) of the minimum aggregate target value. The performance/vesting period for such PSUs shall be between two (2) and three (3) years, as determined by the Board (or a committee thereof) in the reasonable good faith exercise of its discretion. The Board (or a committee thereof) shall set reasonable and appropriate Company and/or individual performance goals for each annual PSU grant, in consultation with Executive, by no later than (i) July 31st for the 2020 performance year, and (ii) March 31 for each performance year thereafter. The earned PSUs for any given fiscal year will be determined based on overall Company performance and/or Executive’s individual performance (as applicable), as determined in the sole discretion of the Board (or a committee thereof) and provided Executive remains employed by the Company through the applicable performance period.

4.       EXECUTIVE BENEFITS.

(a)       BENEFIT PLANS. During the Employment Term, the Executive shall be entitled to participate in any employee and/or executive benefit plan that the Company has adopted or may adopt, maintain or contribute to for the benefit of its employees and/or executives generally, currently including, without limitation, health and dental insurance coverage, long-term and short-term disability insurance coverage and group life insurance coverage, subject, in all events to satisfying the applicable eligibility requirements, and except to the extent such plans are duplicative of the benefits otherwise provided hereunder. The Executive’s participation will be subject to the terms of the applicable plan documents and generally applicable Company policies. Notwithstanding the foregoing, the Company may modify or terminate any employee and/or executive benefit plan at any time.

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(b)       VACATION TIME. During the Employment Term, the Executive shall be entitled to paid vacation in accordance with the Company’s policy applicable to its executives as in effect from time to time.

(c)       BUSINESS EXPENSES. Upon presentation of such reasonable substantiation and documentation as the Company reasonably may specify from time to time, the Executive shall be reimbursed for all reasonable out-of-pocket business expenses incurred and paid by the Executive during the Employment Term in connection with the performance of the Executive’s duties hereunder.

5.       TERMINATION. The Executive’s employment under this Agreement and the Employment Term shall terminate on the first of the following to occur:

(a)       DISABILITY. Thirty (30) days after written notice by the Company to the Executive of a termination due to Disability. For purposes of this Agreement, “Disability” shall be defined as the inability of the Executive to perform the Executive’s material duties hereunder with a reasonable accommodation due to a physical or mental injury, infirmity or incapacity for one hundred and twenty (120) days (including weekends and holidays) in any three hundred sixty-five (365) day period; provided such disability also qualifies as a “disability” as defined in Treasury Regulation Section 1.409A-3(i)(4)(i). The Executive shall reasonably cooperate with the Company if a question arises as to whether the Executive has become disabled.

(b)       DEATH. Automatically upon the date of death of the Executive.

(c)       CAUSE. Thirty (30) days after written notice by the Company to the Executive of a termination for Cause if the Executive shall have failed to cure or remedy such matter, if curable, within such thirty (30) day period. In the event that the basis for Cause is not curable, then such thirty (30) day cure period shall not be required, and such termination shall be effective on the date the Company delivers notice of such termination for Cause. “Cause” shall mean the Company’s termination of the Executive’s employment with the Company or any of its subsidiaries as a result of: (i) fraud, embezzlement or any willful act of material dishonesty by the Executive in connection with or relating to the Executive’s employment with the Company or any of its subsidiaries; (ii) theft or misappropriation of property, information or other assets by the Executive in connection with the Executive’s employment with the Company or any of its subsidiaries which results in or could reasonably be expected to result in material loss, damage or injury to the Company and its subsidiaries, their goodwill, business or reputation; (iii) the Executive’s conviction, guilty plea, no contest plea, or similar plea for any felony or any crime that results in or could reasonably be expected to result in material loss, damage or injury to the Company and its subsidiaries, their goodwill, business or reputation; (iv) the Executive’s use of alcohol or drugs while working that materially interferes with the ability of Executive to perform the Executive’s material duties hereunder; (v) the Executive’s material breach of a material Company policy, or material breach of a Company policy that results in or could reasonably be expected to result in material loss, damage or injury to the Company and its subsidiaries, their goodwill, business or reputation; (vi) the Executive’s material breach of any of his obligations under this Agreement; or (vii) the Executive’s repeated insubordination, or refusal (other than as a result of a Disability or physical or mental illness) to carry out or follow specific reasonable and lawful instructions, duties or assignments given by the Board which are consistent with Executive’s position with the Company; provided, that, for clauses (i) – (vii) above, the Company delivers written notice to Executive of the condition giving rise to Cause within ninety (90) days after the Company becomes aware of its initial occurrence. For avoidance of doubt, the Executive being deemed an Unsuitable Person, as defined in that certain Amended and Restated Articles of Incorporation of the Company as in effect on the Effective Date (an “Unsuitable Person”), shall not independently constitute Cause (but any circumstances giving rise to the Executive being deemed an Unsuitable Person shall constitute Cause to the extent such circumstances are grounds provided in clauses (i) – (vii) above).

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(d)       WITHOUT CAUSE. The date of termination set forth in any written notice by the Company to the Executive of an involuntary termination without Cause (other than death or Disability).

(e)       GOOD REASON. Thirty (30) days after written notice by the Executive to the Company of an alleged condition giving rise to a resignation for Good Reason if the Company shall have failed to cure or remedy such matter, if curable, within such thirty (30) day period. In the event that the basis for Good Reason is not curable, then such thirty (30) day cure period shall not be required, and such resignation shall be effective on the date the Executive delivers such notice. “Good Reason” shall mean the occurrence of any of the following events, without the express written consent of the Executive: (i) the Company’s material breach of any of its obligations under this Agreement; (ii) any material adverse change in the Executive’s duties or authority or responsibilities, or the assignment of duties or responsibilities to the Executive materially inconsistent with his position; (iii) the Executive no longer serving as the CEO of the Company; (iv) reduction in the Executive’s Annual Base Salary, Target Annual Cash Incentive or Annual Equity Incentive Award (other than across-the-board reductions affecting similarly situated senior executives of the Company or any of its subsidiaries); (v) the Company requires Executive to relocate to a facility or location that increases Executive’s one-way commute by more than thirty-five (35) miles from the location at which Executive was working immediately prior to the required relocation; or (vi) the failure of a successor to the Company to assume the Company’s obligations under this Agreement; provided, that, for clauses (i) – (vi) above, Executive has given written notice to the Company of the condition giving rise to Good Reason within ninety (90) days after Executive becomes aware of its initial occurrence.

(f)       WITHOUT GOOD REASON. Thirty (30) days after written notice by the Executive to the Company of the Executive’s voluntary termination of employment without Good Reason (which the Company may, in its sole discretion, make effective earlier).

6.       CONSEQUENCES OF TERMINATION.

(a)       DEATH OR DISABILITY. In the event that the Executive’s employment ends on account of the Executive’s death or Disability, the Executive or the Executive’s estate, as the case may be, shall be entitled to the following (with the amounts due under Sections 6(a)(i) through 6(a)(iii) hereof to be paid within thirty (30) days following termination of employment, or such earlier date as may be required by applicable law):

(i)       any unpaid Annual Base Salary earned through the date of termination;

(ii)       reimbursement for any unreimbursed business expenses incurred through the date of termination;

(iii)       all other accrued and vested payments, benefits or fringe benefits required to be paid or provided to the Executive under the applicable plans or by law, including without limitation, payment for all accrued vacation (collectively, Sections 6(a)(i) through 6(a)(iii) hereof shall be hereafter referred to as the “Accrued Benefits”); and

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(iv)       provided Executive is in full compliance with his obligations under Exhibits A and B attached hereto and Executive or the Executive’s estate, as the case may be, executes, returns to the Company and does not revoke the release and waiver of claims in the form attached hereto as Exhibit C (with such changes as may be required in order to reflect or comply with applicable laws at such time, as determined by the Company in its reasonable judgment, the “Release and Waiver”) and the Release and Waiver becomes effective pursuant to its terms and conditions, all within sixty (60) days following termination of employment, then the Company shall also provide Executive or the Executive’s estate, as the case may be, with the following:

A.       Full vesting of all outstanding unvested equity-based awards, including the portions of Annual Equity Incentive Awards, that are solely subject to time-based vesting on the date of such termination, and Executive or the Executive’s estate, as the case may be, shall have twelve (12) months after termination of employment to exercise all stock options that were vested at the time of such termination of employment and all stock options that vest pursuant to this Section 6(a)(iv)(A) in connection with such termination (provided such stock options shall remain subject to the maximum original term and expiration of such stock options).

B.       Vesting of the portions of all outstanding unvested Annual Equity Incentive Awards that are solely subject to performance-based vesting on the date of such termination, with such vesting determined based on actual performance against the applicable performance goals established for the applicable awards, as determined at the time and in the manner applicable to such awards pursuant to the applicable stock plans and award agreements, with such awards remaining outstanding through the date such vesting is determined. Notwithstanding the foregoing, if any such awards are in the form of stock options, such stock options shall remain outstanding until such time as Executive or the Executive’s estate, as the case may be, shall have twelve (12) months after the later of Executive’s termination of employment, or the vesting of the applicable stock options, to exercise all stock options that were vested at the time of such termination of employment and such stock options that vest pursuant to this Section 6(a)(iv)(B) in connection with such termination (provided such stock options shall remain subject to the maximum original term and expiration of such stock options).

C.       Vesting of all outstanding unvested equity-based awards that are solely subject to performance-based vesting on the date of such termination other than Annual Equity Incentive Awards (typically referred to by the Company as “LTIPs”), with such vesting determined based on actual performance against the applicable performance goals established for the applicable awards through the date that is two (2) years following Executive’s termination of employment, subject to the maximum original term and expiration of the applicable award (the “Performance Vesting End Date”), as determined at the time and in the manner applicable to such awards pursuant to the applicable stock plans and award agreements, with such awards remaining outstanding through the date such vesting is determined, not to exceed the Performance Vesting End Date; provided, if the Performance Vesting End Date falls in the middle of a performance/vesting period applicable to an award, the total shares that shall vest in relation to such performance period shall be pro-rated based on the number of days between the first day of the performance/vesting period and the Performance Vesting End Date. Notwithstanding the foregoing, if any such awards are in the form of stock options, such stock options shall remain outstanding until such time as Executive or the Executive’s estate, as the case may be, shall have twelve (12) months after the later of Executive’s termination of employment, or the vesting of the applicable stock options, to exercise such stock options that were vested at the time of such termination of employment and such stock options that vest pursuant to this Section 6(a)(iv)(C) in connection with such termination (provided such stock options shall remain subject to the maximum original term and expiration of such stock options).

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(b)       TERMINATION FOR CAUSE OR WITHOUT GOOD REASON. If the Executive’s employment is terminated (i) by the Company for Cause, or (ii) by the Executive without Good Reason, the Company shall pay to the Executive the Accrued Benefits, at such times as set forth in Section 6(a) above.

(c)       TERMINATION WITHOUT CAUSE OR FOR GOOD REASON. If the Executive’s employment by the Company is terminated (x) by the Company without Cause, or (y) by the Executive for Good Reason (each, a “Qualifying Termination”), then the Company will provide Executive with the Accrued Benefits at such times as set forth in Section 6(a) above and, provided Executive is in full compliance with his obligations under Exhibits A and B attached hereto and Executive executes, returns to the Company and does not revoke the Release and Waiver and the Release and Waiver becomes effective pursuant to its terms and conditions, all within sixty (60) days following termination of employment, then the Company shall also pay or provide the Executive with the following:

(i)       Termination in Connection with Change in Control. In the event of a Qualifying Termination within eighteen (18) months after a Change in Control (as defined below), or within three (3) months before a Change in Control, the Company shall provide Executive:

A.       Cash severance in an amount equal to two times the sum of (x) Annual Base Salary plus (y) Target Annual Cash Incentive, less all applicable withholdings and deductions, payable on the first regular payroll date of the Company that is sixty (60) days following the date of Executive’s termination.

B.       Continued participation through COBRA coverage or such other method determined by the Company (all costs, expenses and premiums to be paid by Company) on the same basis as the employee and/or executive benefit plans contemplated by Section 4(a) hereof in which the Executive is participating on the date of such termination of employment for 24 months following the month in which coverage would otherwise be lost as an employee of the Company; provided that the Executive is eligible and remains eligible for coverage under such plans by timely electing COBRA continuation, if applicable; and provided, further, that in the event that the Executive obtains other employment that offers Executive health benefits such that Executive is not eligible for COBRA continuation rights, such continuation of coverage by the Company under this Section (6)(c)(i)(B) shall immediately cease (such 24 month or shorter period, the “COBRA Payment Period”). Notwithstanding the foregoing, if at any time the Company determines that its payment of COBRA premiums on Executive’s behalf or other method of continued participation would result in a violation of applicable law (including but not limited to the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of paying COBRA premiums or providing such other method of continued participation pursuant to this Section, the Company shall pay Executive on the last day of each remaining month of the COBRA Payment Period, a fully taxable cash payment equal to the COBRA premium or such other payment for such month, subject to applicable tax withholding (such amount, the “Special Severance Payment”), such Special Severance Payment to be made without regard to Executive’s payment of COBRA premiums and without regard to the expiration of the COBRA period prior to the end of the COBRA Payment Period. Nothing in this Agreement shall deprive Executive of his rights under COBRA or ERISA for benefits under plans and policies arising under his employment by the Company.

C.       Full vesting of all outstanding unvested equity-based awards (including Annual Equity Incentive Awards) on the date of such termination or, if later, the consummation of the Change in Control, with any performance-based vesting conditions for performance periods that are not completed as of the date of termination deemed satisfied at the target level.

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(ii)       Termination Not in Connection with Change in Control. In the event of a Qualifying Termination that is not within eighteen (18) months after a Change in Control, and not within three (3) months before a Change in Control, the Company shall provide Executive:

A.       Cash severance in an amount equal to two times the Executive’s Annual Base Salary, less all applicable withholdings and deductions, payable on the first regular payroll date of the Company that is sixty (60) days following the date of Executive’s termination.

B.       An additional cash severance amount in an amount equal to the Annual Cash Incentive to which Executive would be entitled for the year of termination if Executive were employed by the Company on the last day of such year, based on actual performance against the applicable performance goals established for such bonus, pro-rated based on the number of days Executive was employed by the Company during such year, less all applicable withholdings and deductions, payable at the same time as bonuses are paid to active employees but no later than March 15 of the year after the year of termination.

C.       Continued participation through COBRA coverage or such other method determined by the Company (all costs, expenses and premiums to be paid by Company) on the terms and conditions set forth in Section 6(c)(i)(B).

D.       Pro rata vesting of all outstanding unvested equity-based awards (including the portions of Annual Equity Incentive Awards) that are solely subject to time-based vesting on the date of such termination based on the number of days Executive was employed by the Company during the vesting period during which the termination occurs.

E.       Pro rata vesting of all outstanding unvested equity-based awards (including the portions of Annual Equity Incentive Awards) that are subject to performance-based vesting on the date of such termination, with such vesting determined based on actual performance against the applicable performance goals established for the applicable awards, as determined at the time and in the manner applicable to such awards pursuant to the applicable stock plans and award agreements, with such awards remaining outstanding through the date such vesting is determined, and pro-rated based on the number of days Executive was employed by the Company during the applicable performance/vesting periods.

(iii)       “Change in Control” for purposes of this Section 6 will have the meaning set forth in the DraftKings Inc. 2020 Incentive Award Plan (or its successor as in effect at the time of a Qualifying Termination). For the avoidance of doubt, the Closing shall not constitute a Change in Control.

7.       RETURN OF COMPANY PROPERTY. Within ten (10) days after Executive’s termination of employment with the Company for any reason, the Executive shall return all property belonging to the Company or its affiliates (including, but not limited to, any Company-provided laptops, computers, cell phones, wireless electronic mail devices and other equipment, documents and property belonging to the Company).

8.       REPRESENTATIONS AND WARRANTIES.

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(a)       AUTHORIZATION. All corporate action on the part of the Company and its directors necessary for the authorization, execution and delivery of this Agreement by the Company, and the performance of all of the Company’s obligations under this Agreement has been taken.

(b)       ENFORCEABILITY. This Agreement, when executed and delivered by the Company, will constitute valid and legally binding obligations of the Company, enforceable in accordance with its terms.

9.       NO ASSIGNMENTS. This Agreement is personal to each of the parties hereto and no party may assign or delegate any rights or obligations hereunder without first obtaining the written consent of the other party hereto; provided, however, that the Company may assign this Agreement to any successor to all or substantially all of the business and/or assets of the Company; provided, further, that the Company shall require such successor to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company and any successor to its business and/or assets, which assumes and agrees to perform the duties and obligations of the Company under this Agreement by operation of law or otherwise.

10.       NOTICE. For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given (a) on the date of delivery, if delivered by hand, (b) upon receipt of confirmation of successful transmission, if delivered by facsimile, (c) on the date of delivery, if delivered by overnight delivery service, or mailed by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:

Jason Robins

Address on file with the Company

With a copy (which shall not constitute notice) to:

_______________

_______________

_______________

_______________

_______________

If to the Company:

DraftKings Inc.

Attn: Chief Legal Officer

222 Berkley Street, 5th Floor

Boston, MA 02116

Fax: (617) 977-1727

or to such other address or fax number as either party may have furnished to the other in writing in accordance herewith.

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11.       SECTION HEADINGS; INCONSISTENCY. The section headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement.

12.       SEVERABILITY. Each provision of this Agreement will be construed as separable and divisible from every other provision and the enforceability of any one (1) provision will not limit the enforceability, in whole or in part, of any other provision.  In the event that a court or administrative body of competent jurisdiction holds any provision of this Agreement to be invalid, illegal, void or less than fully enforceable as to time, scope or otherwise, then such provision will be construed by limiting and reducing it so that such provision is valid, legal and fully enforceable while preserving to the greatest extent permissible the original intent of the parties; the remaining terms and conditions of this Agreement will not be affected by such alteration, and will remain in full force and effect.

13.       COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

14.       GOVERNING LAW; ARBITRATION. This Agreement, the rights and obligations of the parties hereto, and all claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without regard to the choice of law provisions thereof. Except for disputes arising under Exhibit A, Exhibit B, Exhibit C or Exhibit D hereof, which shall be decided pursuant to the terms of those Exhibits, any dispute arising from this Agreement or Executive’s employment with the Company, including but not limited to claims for wrongful termination; violation of Title VII of the Civil Rights Act of 1964 as amended; violations of the Americans with Disabilities Act of 1990; violations of Massachusetts law, including without limitation claims pursuant to Chapter 151B of the Massachusetts General Laws and the Massachusetts Wage Act and Overtime law; or claims for violations of any state law or rule or regulation regarding discrimination, harassment or other wrongful conduct (collectively, “Covered Claims”), shall be decided solely and exclusively in a final and binding arbitration administered by the JAMS in Boston, Massachusetts, in accordance with the JAMS Employment Arbitration Rules in effect at the time of the filing of the demand for arbitration (the “Rules”), a copy of which is available at http://www.jamsadr.com/rules-employment-arbitration/.  The arbitrator shall be a single arbitrator with expertise in employment disputes, mutually selected by the parties, or, if the parties are unable to agree thereon, a single arbitrator with expertise in employment disputes designated by the Boston office of JAMS.  The arbitrator shall have the authority to award all remedies available in a court of law. The Company shall pay the arbitrator’s fees and all fees and costs to administer the arbitration.  The parties acknowledge and agree that their obligations to arbitrate under this Section survive the termination of the Agreement and continue after the termination of the employment relationship between the Executive and the Company. By agreeing to arbitrate disputes arising out of Executive’s employment, both the Executive and the Company voluntarily and irrevocably waive any and all rights to have any such dispute heard or resolved in any forum other than through arbitration as provided herein. This waiver specifically includes, but is not limited to, any right to trial by jury. Notwithstanding anything to the contrary set forth herein, this Section will not apply to claims for workers’ compensation or unemployment benefits, any claim for injunctive or equitable relief, or any claim arising from Exhibit A, Exhibit B, Exhibit C or Exhibit D to this Agreement brought by the Company or the Executive, which shall be governed by the terms and conditions thereof.  All arbitration proceedings hereunder shall be confidential, except: (a) to the extent the parties otherwise agree in writing; (b) as may be otherwise appropriate in response to a request from a government agency, subpoena, or legal process; (c) if the substantive law of the State of Massachusetts (without giving effect to choice of law principles) provides to the contrary; or (d) as is necessary in a court proceeding to enforce, correct, modify or vacate the arbitrator’s award or decision (and in the case of this subpart (d), the parties agree to take all reasonable steps to ensure that the arbitrator’s award, decision or findings and all other documents, pleadings and papers are filed and/or entered with the court under seal and/or in a manner that would maintain their confidentiality, including, without limitation, complying with all rules of procedure and local rules for filing documents, pleadings and papers under seal).

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15.       MISCELLANEOUS. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and an authorized representative of the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. This Agreement, the exhibits attached hereto, and the Transaction Performance Award Letter Agreement entered into between the Company and Executive contemporaneously herewith collectively set forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersede any and all prior agreements or understandings between the Executive and the Company with respect to the subject matter hereof. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. In the event of any conflict or inconsistency between the terms and conditions of this Agreement and any offer letter, form, award, plan or policy of the Company, the terms of this Agreement shall govern and control. Notwithstanding the foregoing, in the event of any conflict or inconsistency between this Agreement (including the exhibits hereto) and the DraftKings Inc. 2017 Equity Incentive Plan or the DraftKings Inc. 2012 Stock Option & Restricted Stock Incentive Plan (or any award agreement under such plans to which Executive is a party) regarding (1) the definitions of “Cause” or “Disability”, (2) the treatment of equity-based awards in connection with a termination of employment (whether before or after a Change in Control) or (3) the governing law and dispute resolution procedures, then such provisions in this Agreement (including the exhibits hereto) shall control. Notwithstanding the foregoing, the Executive shall remain bound by all covenants, duties and obligations relating to confidentiality, ownership of intellectual property, non-solicitation, non-competition and all other post-employment restrictive covenants, duties and obligations with respect to which the Executive agreed to be bound in connection with the Executive’s employment with the Company, including without limitation such covenants, obligations and duties set forth in the Noncompetition, Nonsolicitation, Nondisclosure & Assignment of Inventions Agreement dated March 14, 2013; the Stock Option Grant Notice And Post Employment Noncompetition Covenant (2017 Equity Incentive Plan), dated June 4, 2019; and the Stock Option Grant Notice And Post Employment Noncompetition Covenant (2017 Equity Incentive Plan), dated June 4, 2019 (collectively, the “Restrictive Covenants”).  The post-employment covenants, duties and obligations set forth in this Agreement are intended to supplement – not replace – the Restrictive Covenants.

16.       TAX MATTERS.

(a)       WITHHOLDING. The Company may withhold from any and all amounts payable under this Agreement or otherwise such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

(b)       SECTION 409A COMPLIANCE.

(i)       The intent of the parties is that payments and benefits under this Agreement are exempt from or comply with Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. To the extent that any provision hereof is modified in order to comply with Code Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to the Executive and the Company of the applicable provision without violating the provisions of Code Section 409A.

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(ii)       To the extent required to prevent the imposition of taxes or penalties under Code Section 409A, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amount or benefit upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” Notwithstanding anything to the contrary in this Agreement, if the Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered “nonqualified deferred compensation” under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall not be made or provided until the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service” of the Executive, and (B) the date of the Executive’s death, to the extent required under Code Section 409A. Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to this Section 16(b)(ii) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum, and all remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(iii)       To the extent that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” for purposes of Code Section 409A, (A) all expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by the Executive, (B) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (C) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

(iv)       For purposes of Code Section 409A, the Executive’s right to receive installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.

(v)       Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment or benefit under this Agreement that constitutes “nonqualified deferred compensation” for purposes of Code Section 409A be subject to offset by any other amount unless otherwise permitted by Code Section 409A.

17.       NONSOLICITATION, NONDISCLOSURE & ASSIGNMENT OF INVENTIONS AGREEMENT AND NONCOMPETITION COVENANT. As a condition of continuing employment and as a condition to be eligible to receive the severance compensation set forth herein, Executive agrees to execute and abide by the Nonsolicitation, Nondisclosure & Assignment of Inventions Agreement in the form attached as Exhibit A and the Noncompetition Covenant in the form attached as Exhibit B (together the “Covenants”). The execution of the Covenants by Executive is a condition precedent to this agreement becoming effective. The Covenants contain provisions that are intended by the parties to survive and do survive termination of this Agreement.

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18.       INDEMNIFICATION. Executive will be insured under the Company’s Director’s and Officer’s Liability Insurance to the extent the Company maintains such a policy and will be entitled to indemnification by the Company pursuant to the terms and conditions of the Company’s certification of incorporation and by-laws to the same extent as the Company’s executive officers and directors pursuant to an Indemnification Agreement between the Company and the Executive substantially in the form attached hereto as Exhibit D.

19.       GOLDEN PARACHUTE. Anything in this Agreement to the contrary notwithstanding, if any payment or benefit Executive would receive from the Company or otherwise (a “Payment”) would (a) constitute a “parachute payment” within the meaning of Internal Revenue Code Section 280G (“Code Section 280G”); and (b) but for this Section 19, be subject to the excise tax imposed by Internal Revenue Code Section 4999 (the “Excise Tax”), then such Payment shall be equal to the Reduced Amount. For purposes of this Agreement, the “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax; or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Executive’s receipt, on an after-tax basis, of the greater amount of the Payment. Any reduction made pursuant to this Section 19 shall be made in accordance with the following order of priority: (i) Full Credit Payments (as defined below) that are payable in cash, (ii) non-cash Full Credit Payments that are taxable, (iii) non-cash Full Credit Payments that are not taxable, (iv) Partial Credit Payments (as defined below), (v) non-cash employee welfare benefits and (vi) stock options whose exercise price exceeds the fair market value of the optioned stock. In each case, reductions shall be made in reverse chronological order such that the payment or benefit owed on the latest date following the occurrence of the event triggering the Excise Tax will be the first payment or benefit to be reduced (with reductions made pro-rata in the event payments or benefits are owed at the same time). For purposes of this Agreement, “Full Credit Payment” means a payment, distribution or benefit, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, that if reduced in value by one dollar reduces the amount of the parachute payment (as defined in Code Section 280G) by one dollar, determined as if such payment, distribution or benefit had been paid or distributed on the date of the event triggering the excise tax. For purposes of this Agreement, “Partial Credit Payment” means any payment, distribution or benefit that is not a Full Credit Payment. In no event shall Executive has any discretion with respect to the ordering of payment reductions. Unless the Company and Executive otherwise agree in writing, any determination required under this Section 19 will be made in writing by a certified professional services firm selected by the Company, the Company’s legal counsel or such other person or entity to which the parties mutually agree (the “Firm”), whose determination will be conclusive and binding upon Executive and the Company for all purposes. For purposes of making the calculations required by this Section 19, the Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Code Section 280G and Internal Revenue Code Section 4999. The Company and Executive will furnish to the Firm such information and documents as the Firm may reasonably request in order to make a determination under this Section 19. The Company will bear all costs the Firm may reasonably incur in connection with any calculations contemplated by this Section 19.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

DRAFTKINGS INC., a Nevada corporation

By:	/s/ R. Stanton Dodge

Name:	R. Stanton Dodge

Title:	Chief Legal Officer

EXECUTIVE

/s/ Jason Robins
Name: Jason Robins

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EXHIBIT A

NONSOLICITATION, NONDISCLOSURE & ASSIGNMENT OF INVENTIONS AGREEMENT

The undersigned Employee (the “Employee”), executes this Nonsolicitation, Nondisclosure & Assignment of Inventions Agreement (the “Agreement”) in consideration of, and a material inducement for, the Company’s (as defined below) continuing relationship with Employee, whether by employment, contractor, or in advisory or consulting capacities, or otherwise, and in consideration of receiving any form of compensation or benefit from or in the Company, and the entering into of the Executive Employment Agreement (the “Employment Agreement”). Employee understands and agrees that this Agreement shall remain in effect and survive any and all changes in Employee’s job duties, titles and compensation during Employee’s relationship with Company.

Definitions

i.	“Company” shall mean DraftKings Inc., a Nevada corporation, and any entity controlled by, controlling, or under common control with it, including affiliates and subsidiaries. “Control” for this purpose means the direct or indirect possession of the power to direct or cause the direction of the management and policies of an entity, whether through ownership, by contract or otherwise.

ii.	“Competing Business” shall mean any person, firm, association, corporation or any other legal entity that is engaged in a business that is competitive with any aspect of the Business of the Company, including but not limited to: FanDuel, Paddy Power Betfair, William Hill, bet365, PointsBet, Penn National, Barstool Sports, SugarHouse, 888, MGM, TheScore, BetStars, Unibet, Caesars, Golden Nugget, Bet America, Borgata, Harrahs, Oceans, Resorts, Tropicana, Virgin, and Pala.

iii.	“Business of the Company” shall mean the research, design, development, marketing, sales, operations, maintenance and commercial exploitation pertaining to the operation of, and providing products and services for: (1) fantasy sports contests (“FSC”); (2) Regulated Gaming (defined below); (3) all other products and services that exist, are in development, or are under consideration by the Company during Employee’s relationship with the Company (“Other Products and Services”); and (4) all products and services incidentally related to, or which are an extension, development or expansion of, FSC, Regulated Gaming and/or Other Products and Services (“Incidental Products and Services”).

iv.	“Regulated Gaming” shall mean the operation of games of chance or skill or pari-mutuel or fixed odds games (including, but not limited to, lotteries, pari-mutuel betting, bingo, race tracks, jai alai, legalized bookmaking, off-track betting, casino games, racino, keno, and sports betting or any play for fun (non-wagering) versions of the foregoing) and any type of ancillary service or product related to or connected with the foregoing.

v.	“Confidential Information” shall mean all information or a compilation of information, in any form (tangible or intangible or otherwise), that is not generally known to competitors or the public, which Company considers to be confidential and/or proprietary, including but not limited to: research and development; techniques; methodologies; strategies; product information, designs, prototypes and technical specifications; algorithms, source codes, object codes, trade secrets or technical data; training materials methods; internal policies and procedures; marketing plans and strategies; pricing and cost policies; customer, supplier, vendor and partner lists and accounts; customer and supplier preferences; contract terms and rates; financial data, information, reports, and forecasts; inventions, improvements and other intellectual property; product plans or proposed product plans; know-how; designs, processes or formulas; software and website applications; computer passwords; market or sales information, plans or strategies; business plans, prospects and opportunities (including, but not limited to, possible acquisitions or dispositions of businesses or facilities); information concerning existing or potential customers, partners or vendors. Confidential Information shall also mean information of or related to Company’s current or potential customers, vendors or partners that is considered to be confidential or proprietary to the applicable customer, vendor or partner.

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Confidential Information does not include: information in the public domain (other than as a result of disclosure directly or indirectly by Employee); information approved in writing for unrestricted release by Company; or information produced or disclosed pursuant to a valid court order, provided Employee has given Company written notice of such request such that Company has an actual, reasonable opportunity to defend, limit or protect such production or disclosure.

1.       Duty of Loyalty. During the period of Employee’s relationship with the Company, Employee will devote Employee’s best efforts on behalf of the Company. Employee agrees not to provide any services to any Competing Business or engage in any conduct which may create an actual or appear to create a conflict of interest, without the expressed, written permission of the Company.

2.       Nonsolicitation of Customers, Clients or Vendors. During the period of Employee’s relationship with the Company and for a period of twelve (12) months after termination of such relationship (for any reason), Employee shall not directly or indirectly either for him/herself or for any other person, partnership, legal entity, or enterprise, solicit or transact business, or attempt to solicit or transact business with, any of the individuals or entities actually known to Employee to be the Company’s customers, clients, vendors or partners, or prospective customers, clients, vendors or partners, in all cases, about which Employee learned Confidential Information (as defined above) or which Employee had some involvement or knowledge related to the Business of the Company.

3.       Nonsolicitation of Employees and Contractors. During the period of Employee’s relationship with the Company and for a period of twelve (12) months after termination of such relationship (for any reason), Employee will not directly or indirectly either for him/herself or for any other person, partnership, legal entity, or enterprise: (i) solicit, in person or through supervision or control of others, an employee, advisor, consultant or contractor of the Company for the purpose of inducing or encouraging the employee, advisor, consultant or contractor to leave his or her relationship with the Company or to change an existing business relationship with the Company or to change an existing business relationship to the detriment of the Company, (ii) hire away an employee, advisor, consultant or contractor of the Company; or (iii) help another person or entity hire away a Company employee, advisor, consultant or contractor. Notwithstanding the foregoing, the placement of general advertisements offering employment, other service relationships or activities that are not specifically targeted toward employees, advisors, consultants or contractors of the Company shall not be deemed to be a breach of this Section 3.

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4.       Nondisclosure of Customer, Partner and Vendor Information. Employee understands and agrees that it is essential to the Company’s success that all nonpublic customer, partner, and vendor information is deemed and treated as Confidential Information and a confidential trade secret. Employee will not, directly or indirectly, either for him/herself or for any other person, partnership, legal entity, or enterprise, use or disclose any such customer, partner, or vendor information, except as may be necessary in the normal conduct of the Company’s business for the specific customer, partner, or vendor. Employee agrees that at the end of Employee’s relationship with the Company, or upon request by the Company, Employee will return to the Company any materials containing such information.

5.       Nondisclosure of Confidential Information. All such Confidential Information is (and will be) the exclusive property of the Company, and Employee shall not, during or after Employee’s employment: (i) use any Confidential Information for any purpose that is not authorized by the Company; (ii) disclose any Confidential Information to any person or entity, except as authorized by the Company in connection with Employee’s job duties; or (iii) remove or transfer Confidential Information from the Company’s premises or systems except as authorized by the Company.

Upon termination of Employee’s relationship (for any reason), or upon the request of the Company, Employee will immediately surrender to the Company all Company property in Employee’s possession, custody, or control, including any and all documents, electronic information, and materials of any nature containing any Confidential Information, without retaining any copies.

Employee understands that the Company is now and may hereafter be subject to non-disclosure or confidentiality agreements with third persons that require the Company to protect or refrain from use of Confidential Information. Employee agrees to respect and be bound by the terms of such agreements in the event Employee has access to such Confidential Information.

Employee understands that Confidential Information is never to be used or disclosed by Employee, as provided in this Section 5. If a temporal limitation on Employee’s obligation not to use or disclose such information is required under applicable law, and the Agreement or its restriction(s) cannot otherwise be enforced, Employee agrees and the Company agrees that the two (2) year period after the date Employee’s employment ends will be the temporal limitation relevant to the contested restriction; provided, however, that this sentence will not apply to trade secrets protected without temporal limitation under applicable law.

Notwithstanding the foregoing or anything to the contrary in this Agreement or any other agreement between the Company and the Employee, nothing in this Agreement shall limit the Employee’s right to discuss Employee’s employment or report possible violations of law or regulation with the Equal Employment Opportunity Commission, United States Department of Labor, the National Labor Relations Board, the Securities and Exchange Commission, or other federal government agency or similar state or local agency or to discuss the terms and conditions of his employment with others to the extent expressly permitted by Section 7 of the National Labor Relations Act or to the extent that such disclosure is protected under the applicable provisions of law or regulation, including but not limited to “whistleblower” statutes or other similar provisions that protect such disclosure. Employee agrees to take all reasonable steps to ensure that the Company’s Confidential Information is not made public during any such disclosure. Pursuant to 18 U.S.C. Section 1833(b), the Employee shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that: (1) is made in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (2) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

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6.       Assignment of Inventions. Employee expressly understands and agrees that any and all right or interest Employee obtains in any designs, trade secrets, technical specifications and technical data, know-how and show-how, customer and vendor lists, marketing plans, pricing policies, inventions, concepts, ideas, expressions, discoveries, improvements and patent or patent rights which are authored, conceived, devised, developed, reduced to practice, or otherwise obtained by him during the term of this Agreement which relate to or arise out of his relationship with the Company and which relate to the business of the Company are expressly regarded as “works for hire” or works invented or authored within the scope of employment or engagement, whether as an adviser, consultant, officer, executive, director or other capacity (the “Inventions”). Employee hereby assigns to the Company the sole and exclusive right to such Inventions. Any assignment of Inventions (and all intellectual property rights with respect thereto) hereunder includes an assignment of all “Moral Rights” (which shall mean all paternity, integrity, disclosure, withdrawal, special and any other similar rights recognized by the laws of any jurisdiction or country). To the extent such Moral Rights cannot be assigned to the Company and to the extent the following is allowed by the laws in any country where Moral Rights exist, Employee hereby unconditionally and irrevocably waives the enforcement of such Moral Rights, and all claims and causes of action of any kind against the Company or related to the Company’s customers, with respect to such rights. Employee further acknowledges and agrees that neither his successors-in-interest nor legal heirs retain any Moral Rights in any Inventions (and any intellectual property rights with respect thereto).

Employee agrees to disclose all Inventions fully and in writing to the Company promptly after development, conception, invention, creation or discovery of the same, and at any time upon request. Employee will provide all assistance that the Company reasonably requests to secure or enforce its rights throughout the world with respect to Inventions, including signing all necessary documents to memorialize those rights and take any other action which the Company shall deem necessary to assign to and vest completely in the Company, to perfect trademark, copyright and patent protection with respect to, or to otherwise protect the Company’s trade secrets and proprietary interest in such Inventions. The obligations of this Section shall continue beyond the termination of Employee’s relationship with respect to such Inventions conceived of, reduced to practice, or developed by the Employee during the term of this Agreement. The Company agrees to pay any and all copyright, trademark and patent fees and expenses or other costs incurred by Employee for any assistance rendered to the Company pursuant to this Section.

In the event the Company is unable, after reasonable effort, to secure Employee’s signature on any patent application, copyright or trademark registration or other analogous protection relating to an Invention, the Employee hereby irrevocably designates and appoints the Company and its duly authorized officer and agent as his agent and attorney-in-fact, to act for and on his behalf and stead to execute and file any such application or applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent, copyright or other analogous protection thereon with the same legal force and effect as if executed by the Employee.

In Attachment A to this Agreement, Employee has listed all Inventions that relate to the business of the Company that Employee (alone or jointly with others) made, conceived, or first reduced to practice by Employee prior to Employee’s execution of this Agreement, and in which Employee has any property interest or claim of ownership. If no such Inventions are listed in said Attachment, Employee represents that Employee has no such Inventions.

A-4

To the extent Employee is a citizen of and subject to law of a state which provides a limitation on invention assignments, then this Agreement’s assignment shall not include inventions excluded under such law.

Notwithstanding anything to the contrary in this Section 6, this Section 6 shall not apply to inventions that the Employee develops entirely on his own time without using the Company’s equipment, supplies, facilities, or trade secret information, except to the extent such inventions (a) relate at the time of conception or reduction to practice of the invention to the Company’s business, or actual or demonstrably anticipated research or development of the Company; or (b) result from any work performed by the Employee for the Company.

7.       Absence of Conflicting Agreements. Employee understands that the Company does not desire to acquire from Employee any trade secrets, know-how or confidential business information that Employee may have acquired from others, and Employee agrees not to disclose any such information to the Company or otherwise utilize any such information in connection with Employee’s performance of duties with the Company. Employee represents that Employee is not bound by any agreement or any other existing or previous business relationship which purports to conflict or impact the full performance of Employee’s duties and obligations to the Company.

8.       Remedies Upon Breach. Employee agrees that any action that violates this Agreement would cause the Company irreparable harm for which monetary damages are inadequate. Accordingly, in the event of a breach, or threatened breach, the Company shall be entitled to an injunction restraining such breach or threatened breach, or requiring specific performance, in addition to any and all rights and remedies at law and equity. The Company shall not be obligated to present additional evidence of irreparable harm or the insufficiency of monetary damages and, to the extent permitted by law or under applicable court rule, does not need to post a bond or other surety. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedy available to the Company for such breach or threatened breach.

9.       Jurisdiction, Venue and Choice of Law The parties hereby mutually agree to the exclusive jurisdiction of the Superior Court (inclusive of the Business Litigation Session) of the Commonwealth of Massachusetts or the United States District Court for the District of Massachusetts for any dispute arising hereunder. Accordingly, with respect to any such court action, Employee (a) submits to the personal jurisdiction of such courts; (b) consents to service of process by regular mail to his last known address; and (c) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process. If either party hereto commences a legal action or other proceeding against the other party concerning a dispute arising from or relating to this Agreement outside of Massachusetts, such commencing party shall reimburse such other party for its or his reasonable attorneys’ fees, costs and expenses if such other party prevails in staying, transferring, dismissing or otherwise defending such action or proceeding based on the location of the action or proceeding, regardless of whether such fees, costs and expenses are incurred in the forum where such commencing party commenced the action or in a Massachusetts forum. This Agreement shall be governed by the internal substantive laws of Massachusetts, without regard to the doctrine of conflicts of law.

10.       Employment Relationship. Employee agrees and acknowledges that Employee is an employee “at will” and nothing in this Agreement is intended to guarantee employment for any period of time. The parties enter this Agreement with the understanding that Employee’s position, title, duties and responsibilities could change in a material way in the future and, in light of that understanding, the parties intend that this Agreement shall follow Employee throughout the entire course of Employee’s employment with the Company, and such subsequent material change shall not affect the enforceability or validity of this Agreement.

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11.	Return of Property. Employee agrees that, at the time of termination of Employee’s employment (for any reason), Employee will return immediately to the Company, in good condition, all property of the Company. This return of property includes, without limitation, a return of physical property (such as computer, phone or other mobile devices, credit card, promotional materials, etc.) and intangible property (such as computer passwords).

12.	Litigation and Regulatory Cooperation. During and after the Employee’s relationship with the Company, Employee shall cooperate fully with the Company in the defense or prosecution of any claims or actions now in existence or that may be brought in the future against or on behalf of the Company by/against third parties that relate to events or occurrences that transpired while the Employee was employed by the Company. Employee’s full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness at mutually convenient times. During and after the Employee’s employment, Employee also shall cooperate fully with the Company in connection with any investigation or review of any federal, state, or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while the Employee was employed by the Company, unless such claim is brought by Employee. As consideration for the Employee’s services under this Section 12, the Company shall remit to Employee, as agreed between the parties in advance, (a) reasonable expenses related to such cooperation, and (b) an hourly rate equal to Employee’s last base salary divided by 2,000.

13.	Communication to Future Employers. Employee agrees to communicate the contents of all post-relationship obligations in this Agreement to any Competing Business that Employee intends to be employed by, associated with, or represent. Employee understands and agrees that the Company may, in its discretion, also share any post-employment obligation set out in this Agreement with any future employer or potential employer of Employee, or any entity which seeks to be associated with Employee for Employee’s services.

14.	Miscellaneous. Any waiver by the Company of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach hereof. If a court determines that one or more of the provisions contained in this Agreement shall be invalid or unenforceable, such court shall construe, reform or otherwise revise such provision(s) so as to render it/them enforceable to the maximum extent allowed by law, without invalidating the remaining provisions of this Agreement. The obligations of each party hereto under this Agreement shall survive the termination of the Employee’s relationship with the Company regardless of the manner of such termination to the extent expressly provided in, or logically would be expected under, this Agreement. All covenants and agreements hereunder shall inure to the benefit of and be enforceable by the successors of the Company. This Agreement amends, supplants and supersedes any agreement previously executed between the parties regarding the subject matter of this Agreement.

Notwithstanding the foregoing, the Employee shall remain bound by all covenants, duties and obligations relating to confidentiality, ownership of intellectual property, non-solicitation, non-competition and all other post-employment restrictive covenants, duties and obligations with respect to which the Employee agreed to be bound in connection with the Employee’s employment with the Company, including without limitation such covenants, obligations and duties set forth in the Noncompetition, Nonsolicitation, Nondisclosure & Assignment of Inventions Agreement dated March 14, 2013; the Stock Option Grant Notice And Post Employment Noncompetition Covenant (2017 Equity Incentive Plan), dated June 4, 2019; and the Stock Option Grant Notice And Post Employment Noncompetition Covenant (2017 Equity Incentive Plan), dated June 4, 2019 (collectively, the “Restrictive Covenants”).  The post-employment covenants, duties and obligations set forth in this Agreement are intended to supplement – not replace – the Restrictive Covenants.

A-6

Employee recognizes and agrees that the enforcement of this Agreement is necessary, among other things, to ensure the preservation, protection and continuity of Confidential Information, trade secrets and goodwill of the Company. Employee agrees that, due to the proprietary nature of the Business of the Company and relationships with others, the post-employment restrictions set forth above are reasonable as to duration and scope.

Employee is advised to consult with an attorney before entering into this Agreement.

A-7

IN WITNESS WHEREOF, the undersigned Employee and the Company have executed this Nonsolicitation, Nondisclosure and Assignment of Inventions Agreement as an instrument under seal as of this 23rd day of April, 2020.

DraftKings Inc.	Employee

/s/ R. Stanton Dodge	/s/ Jason Robins
By: R. Stanton Dodge	Name: Jason Robins
Title: Chief Legal Officer

A-8

NONSOLICITATION, NONDISCLOSURE & ASSIGNMENT OF INVENTIONS AGREEMENT

Attachment A

List of all inventions or improvements (referred to in Section 6) made by Employee, alone or jointly with others, prior to joining the Company.

Right, Title or Interest (If none, please write “NONE”.)	Date Acquired	Identifying Number or Brief Description of Inventions or Improvements

Name of Employee:

Jason Robins
Print

/s/ Jason Robins
Sign

April 23, 2020
Date

EXHIBIT B

Noncompetition Covenant

(a)	During the period of your relationship with Company, you, Jason Robins (hereinafter “you”) agree to not, anywhere within the Restricted Area (defined below), acting individually, or as an owner, shareholder, partner, employee, contractor, agent or otherwise (other than on behalf of Company): provide services to a Competing Business (defined below). For a period of twelve (12) months following termination of your relationship with Company (for any reason other than referenced below in section (b)), you agree to not, anywhere within the Restricted Area, acting individually, or as an owner, shareholder, partner, employee, contractor, agent or otherwise (other than on behalf of Company): provide services to a Competing Business that relate to any aspect of the Business of the Company (i.e., FSC, Regulated Gaming, Other Products and Services, and/or Incidental Products and Services) for which you performed services or received confidential information at any time during the twelve (12) month period prior to such termination. For example, if you performed services for the FSC aspect of the Business of the Company and received confidential information about the Regulated Gaming aspect of the Business of the Company during the twelve (12) month period prior to the termination of your relationship with the Company (for any reason other than referenced below in section (b)), then for twelve (12) months after such termination, you shall not, anywhere within the Restricted Area, acting individually, or as an owner, shareholder, partner, employee, contractor, agent or otherwise (other than on behalf of Company), provide services to a Competing Business that relate to FSC or Regulated Gaming. The foregoing shall not be construed to preclude you from (i) owning up to one percent (1%) of the outstanding stock of a publicly held corporation that constitutes or is affiliated with a Competing Business, or (ii) becoming a shareholder, partner, contractor, agent, member, employee or otherwise of a private equity, venture capital or other investment firm, and providing services in connection therewith. The foregoing shall, however, be construed to specifically prevent you from (x) acting individually, or as an owner, shareholder, partner, employee, contractor, agent or otherwise (other than on behalf of Company) anywhere within the Restricted Area, during the period of your relationship with the Company and for a period of twelve (12) months following termination of your relationship with Company (for any reason other than referenced below in section (b)), and (y) providing services that relate to any aspect of the Business of the Company for any private equity, venture capital or other investment firm that at any time during such twelve (12) month period, has investments in any Competing Business; provided that you may work for a division, entity or subgroup of any companies that engage in a Competing Business (a “Separate BU”) so long as such Separate BU does not engage in any Competing Business and you do not provide any investment advice or consulting related to any Competing Business. To the extent that you act individually, or as an owner, shareholder, partner, employee, contractor, agent or otherwise and provide services unrelated to the Business of the Company for any Separate BU or private equity, venture capital or other investment firm at any time during such twelve (12) month period, you agree to institute an ethical screen that prevents your access to communications, information and participation in all services related to the Business of the Company.

B-1

As set out in the Massachusetts Noncompetition Agreement Act, you and the Company agree that the opportunity for post-employment benefits and compensation set forth in the Executive Employment Agreement dated April 23, 2020 (the “Employment Agreement”) constitute mutually-agreed upon consideration for this Noncompetition Covenant, and is fair and reasonable consideration for this Noncompetition Covenant, independent of continued employment. Such consideration is specifically designated and you acknowledge the receipt and sufficiency of the consideration.

i.	“Company” shall mean any entity controlled by, controlling, or under common control with DraftKings Inc., a Nevada corporation, including affiliates and subsidiaries. Control means the direct or indirect possession of the power to direct or cause the direction of the management and policies of an entity, whether through ownership, by contract or otherwise.

ii.	“Restricted Area” shall mean the entire United States since the Business of the Company encompasses the entire United States, of which you acknowledge and agree. Additionally, the Restricted Area shall include any territory or country outside the United States in which the Company operates the Business of the Company.

iii.	“Competing Business” shall mean any person, firm, association, corporation or any other legal entity that is engaged in a business that is competitive with any aspect of the Business of the Company, including but not limited to: FanDuel, Paddy Power Betfair, William Hill, bet365, PointsBet, Penn National, Barstool Sports, SugarHouse, 888, MGM, TheScore, BetStars, Unibet, Caesars, Golden Nugget, Bet America, Borgata, Harrahs, Oceans, and Resorts, Tropicana, Virgin, and Pala.

iv.	“Business of the Company” shall mean the research, design, development, marketing, sales, operations, maintenance and commercial exploitation pertaining to the operation of, and providing products and services for: (1) fantasy sports contests (“FSC”); (2) Regulated Gaming (defined below); (3) all other products and services that exist, are in development, or are under consideration by the Company during your relationship with the Company (“Other Products and Services”); and (4) all products and services incidentally related to, or which are an extension, development or expansion of, FSC, Regulated Gaming and/or Other Products and Services (“Incidental Products and Services”).

v.	“Regulated Gaming” shall mean the operation of games of chance or skill or pari-mutuel or fixed odds games (including, but not limited to, lotteries, pari-mutuel betting, bingo, race tracks, jai alai, legalized bookmaking, off-track betting, casino games, racino, keno, and sports betting or any play for fun (non-wagering) versions of the foregoing) and any type of ancillary service or product related to or connected with the foregoing.

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vi.	“Confidential Information” shall mean all information or a compilation of information, in any form (tangible or intangible or otherwise), that is not generally known to competitors or the public, which Company considers to be confidential and/or proprietary, including but not limited to: research and development; techniques; methodologies; strategies; product information, designs, prototypes and technical specifications; algorithms, source codes, object codes, trade secrets or technical data; training materials methods; internal policies and procedures; marketing plans and strategies; pricing and cost policies; customer, supplier, vendor and partner lists and accounts; customer and supplier preferences; contract terms and rates; financial data, information, reports, and forecasts; inventions, improvements and other intellectual property; product plans or proposed product plans; know-how; designs, processes or formulas; software and website applications; computer passwords; market or sales information, plans or strategies; business plans, prospects and opportunities (including, but not limited to, possible acquisitions or dispositions of businesses or facilities); information concerning existing or potential customers, partners or vendors. Confidential Information shall also mean information of or related to Company’s current or potential customers, vendors or partners that is considered to be confidential or proprietary to the applicable customer, vendor or partner.

Confidential Information does not include: information in the public domain (other than as a result of disclosure by you); approved in writing for unrestricted release by Company; or produced or disclosed pursuant to a valid court order, provided you have given Company written notice of such request such that Company has an actual, reasonable opportunity to defend, limit or protect such production or disclosure.

(b)	You and the Company agree that the Noncompetition Covenant shall not be enforceable against you if the Company terminates your employment without cause or you are subject to a layoff as set forth in the Massachusetts Noncompetition Agreement Act. In the event of a termination without cause or a layoff as set forth in the Massachusetts Noncompetition Agreement Act, all other agreements with the Company shall remain in full force and effect to the extent expressly intended, or logically would be expected, to survive termination of your employment.

(c)	You agree to communicate the contents of all post-relationship obligations in this Noncompetition Covenant to any Competing Business that you intend to be employed by, associated with, or represent. You understand and agree that the Company may, in its discretion, also share any post-relationship obligation in this Noncompetition Covenant with any future (or potential) employer or association that is a Competing Business that seeks to be associated with you or employ you for your services.

(d)	You agree that the enforcement of the Noncompetition Covenant is necessary, among other things, to ensure the preservation, protection and continuity of the Company’s Confidential Information, trade secrets and goodwill of the Company. You agree that, due to the proprietary nature of the Business of the Company and relationships with others, the post-employment restrictions set forth above are reasonable as to duration and scope. You further acknowledge that the Company’s legitimate business interest cannot be adequately protected through an alternative restrictive covenant, including but not limited to a non-solicitation agreement or a non-disclosure or confidentiality agreement.

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(e)	You agree that any action that violates this Noncompetition Covenant would cause the Company irreparable harm for which monetary damages are inadequate. Accordingly, in the event of a breach, or threatened breach, of this Noncompetition Covenant, the Company shall be entitled to an injunction restraining such breach or threatened breach, or requiring specific performance, in addition to any and all rights and remedies at law and equity. The Company shall not be obligated to present additional evidence of irreparable harm or the insufficiency of monetary damages and, to the extent permitted by law or under applicable court rule, does not need to post a bond or other surety. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedy available to the Company for such breach or threatened breach.

(f)	You and the Company hereby mutually agree to the exclusive jurisdiction of the Superior Court (inclusive of the Business Litigation Session) of the Commonwealth of Massachusetts or the United States District Court for the District of Massachusetts for any dispute arising hereunder. Accordingly, with respect to any such court action, you (a) submit to the personal jurisdiction of such courts; (b) consent to service of process by regular mail to your last known address; and (c) waive any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process. If either party hereto commences a legal action or other proceeding against the other party hereto concerning a dispute arising from or relating to this Noncompetition Covenant outside of Massachusetts, such commencing party shall reimburse such other party for its or his reasonable attorneys’ fees, costs and expenses if such other party prevails in staying, transferring, dismissing or otherwise defending such action or proceeding based on the location of the action or proceeding, regardless of whether such fees, costs and expenses are incurred in the forum where such commencing party commenced the action or in a Massachusetts forum. This Noncompetition Covenant shall be governed by the internal substantive laws of Massachusetts, without regard to the doctrine of conflicts of law.

(g)	The failure of you or Company to insist upon strict performance of this Noncompetition Covenant irrespective of the length of time for which such failure continues, shall not be a waiver of such party’s rights herein. No term or provision of this Noncompetition Covenant may be waived unless such waiver is in writing.

(h)	If a court determines that one or more of the provisions contained in this Noncompetition Covenant shall be invalid or unenforceable, such court shall construe, reform or otherwise revise such provision(s) so as to render it/them enforceable to the maximum extent allowed by law, without invalidating the remaining provisions of this Noncompetition Covenant.

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(i)	Except as described in Section (b) of this Noncompetition Covenant, your obligations under this Noncompetition Covenant shall survive the termination of your relationship with the Company regardless of the manner of such termination.

(j)	The rights granted to the Company under the Noncompetition Covenant shall inure to the benefit of, and be enforceable by, the successors or assigns of Company.

(k)	You acknowledge that the Company provided you with a copy of this Noncompetition Covenant at least ten (10) business days before it is to be effective. Provided it is executed by both parties, this Noncompetition Covenant shall become effective on the later of (i) the date it is fully executed, or (ii) ten (10) business days after you received a copy of it.

Before agreeing to this Noncompetition Covenant, you have the right to consult with counsel, and the Company advises you to do so.

Notwithstanding the foregoing, you shall remain bound by all covenants, duties and obligations relating to confidentiality, ownership of intellectual property, non-solicitation, non-competition and all other post-employment restrictive covenants, duties and obligations with respect to which you agreed to be bound in connection with your employment with the Company, including without limitation such covenants, obligations and duties set forth in the Noncompetition, Nonsolicitation, Nondisclosure & Assignment of Inventions Agreement dated March 14, 2013; the Stock Option Grant Notice And Post Employment Noncompetition Covenant (2017 Equity Incentive Plan), dated June 4, 2019; and the Stock Option Grant Notice And Post Employment Noncompetition Covenant (2017 Equity Incentive Plan), dated June 4, 2019 (collectively, the “Restrictive Covenants”).  The post-employment covenants, duties and obligations set forth in this Agreement are intended to supplement – not replace – the Restrictive Covenants.

(l)	The parties agree that you are employed “at will” and nothing in this Noncompetition Covenant is intended to guarantee employment for any period of time. The parties enter this Noncompetition Covenant with the understanding that your position, title, duties and responsibilities could change in a material way in the future and, in light of that understanding, the parties intend that this Noncompetition Covenant shall follow you throughout the entire course of your employment with the Company, and such subsequent material change shall not affect the enforceability or validity of this Noncompetition Covenant.

DraftKings Inc.	Employee

/s/ R. Stanton Dodge	/s/ Jason Robins
By: R. Stanton Dodge	Name: Jason Robins
Title: Chief Legal Officer

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EXHIBIT C

RELEASE AND WAIVER OF CLAIMS

In consideration for the end of employment / termination benefits set forth in the Executive Employment Agreement, to which this form is attached (the “Employment Agreement”), including without limitation the end of employment / termination benefits set forth in Section 6 thereof, among other things, Jason Robins (the “Executive” or “I”) and DraftKings, Inc. (the “Company”) hereby enter into the following release and waiver of claims (the “Release”). For the avoidance of doubt, nothing in this Release is intended or shall be construed to waive, release or limit in any manner the end of employment / termination benefits described in the Employment Agreement.

The Executive hereby generally and completely release the Company, its affiliates, and its and their current and former directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, family and assigns (collectively, the “Released Parties”) of and from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to or on the date that Executive signs this Release (collectively, the “Released Claims”). The Released Claims include, but are not limited to: (i) all claims arising out of or in any way related to the Executive’s employment with the Company, or the termination of that employment; (ii) all claims related to the Executive’s compensation or benefits from the Company, including salary, bonuses, retention bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests or equity-based awards in the Company; (iii) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (iv) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (v) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990 (as amended), the federal Family and Medical Leave Act (as amended) (the “FMLA”), the federal Age Discrimination in Employment Act of 1967 (as amended) (the “ADEA”), the Employee Retirement Income Security Act of 1974 (as amended), the National Labor Relations Act of 1935 (as amended), Chapter 151B of the Massachusetts General Laws, and any similar applicable state laws, including those of the Commonwealth of Massachusetts and any other federal, state or local civil or human rights law or any other local, state or federal law, regulation or ordinance, and any public policy, contract, tort, or common law. Released Claims specifically includes, without limitation, claims pursuant to the Massachusetts Wage Act and State Overtime Law, M.G.L. c. 149 §§ 148, 150 et seq. and M.G.L. c 151, §1A et seq, as amended. Notwithstanding the foregoing, the following are not included in the Released Claims (the “Excluded Claims”): (i) any rights or claims for indemnification that Executive may have pursuant to any written indemnification agreement with the Company, the charter, bylaws, or operating agreements of the Company, or under applicable law; (ii) any rights which are not waivable as a matter of law; (iii) any claims arising from the breach of this Release; or (iv) any claims related to any Accrued Benefits or other vested benefits or any severance benefits payable or due to the Executive on account of the end of the Executive’s employment or the Executive’s termination under the terms of the Executive Employment Agreement. For the avoidance of doubt, nothing in this Release shall prevent Executive from challenging the validity of the Release in a legal or administrative proceeding. Nothing in this Release shall prevent the Executive from filing, cooperating with, or participating in any proceeding or investigation before the Equal Employment Opportunity Commission, United States Department of Labor, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal government agency, or similar state or local agency (“Government Agencies”), or exercising any rights pursuant to Section 7 of the National Labor Relations Act. The Executive further understands that this Release does not limit the Executive’s ability to voluntarily communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. While this Release does not limit the Executive’s right to receive an award for information provided to the Securities and Exchange Commission, the Executive understands and agrees that the Executive is otherwise waiving, to the fullest extent permitted by law, any and all rights the Executive may have to individual relief based upon any claims arising out of any proceeding or investigation before one or more of the Government Agencies. If any such claim is not subject to release, to the extent permitted by law, the Executive waives any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi-party action or proceeding based on such a claim in which any of the Released Parties is a party. Notwithstanding anything to the contrary set forth herein, this Release does not abrogate the Executive’s existing rights under any Company benefit plan, the Executive Employment Agreement or any plan or agreement related to equity ownership in the Company.

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I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA (“ADEA Waiver”). I also acknowledge that (i) the consideration given for the ADEA Waiver is in addition to anything of value to which I was already entitled; and (ii) that, subject only to Company providing the end of employment / termination benefits described in the first paragraph of this Release, I have been paid for all time worked, has received all the leave, leaves of absence and leave benefits and protections for which I am eligible, and have not suffered any on-the-job injury for which I have not already filed a claim. I affirm that all of the decisions of the Released Parties regarding my pay and benefits through the date of my execution of this Release were not discriminatory based on age, disability, race, color, sex, religion, national origin or any other classification protected by law. I affirm that I have not filed or caused to be filed, and am not presently a party to, a claim against any of the Released Parties. I further affirm that I have no known workplace injuries or occupational diseases. I acknowledge and affirm that I have not been retaliated against for reporting any allegation of corporate fraud or other wrongdoing by any of the Released Parties, or for exercising any rights protected by law, including any rights protected by the Fair Labor Standards Act, the Family Medical Leave Act or any related statute or local leave or disability accommodation laws, or any applicable state workers’ compensation law. I have been advised by this writing, as required by the ADEA, that: (a) my waiver and release do not apply to any claims that may arise after I sign this Release; (b) I should consult with an attorney prior to executing this release; (c) I have twenty-one (21) days within which to consider this release (although I may choose to voluntarily execute this release earlier); (d) I have seven (7) days following the execution of this release to revoke this Release (in a written revocation sent to the Board of Directors of the Company); and (e) this Release will not be effective until the eighth day after I sign this Release, provided that I have not earlier revoked this Release (the “Effective Date”). I will not be entitled to receive any of the benefits specified by this Release unless and until it becomes effective.

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In granting the release herein, which includes claims that may be unknown to me at present, I acknowledge that I expressly waive and relinquish any and all rights and benefits under any applicable law or statute providing, in substance, that a general release does not extend to claims which a party does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her would have materially affected the terms of such release.

The Executive agrees that the Executive will not make any negative or disparaging statements or comments, either as fact or as opinion, about the Released Parties or their vendors, products or services, business, technologies, market position or performance. The Company (including its subsidiaries and affiliates) will not make, and agrees to use commercially reasonable efforts to cause the executive officers and board of directors of the Company to refrain from making, any negative or disparaging statements or comments, either as fact or as opinion, about the Executive (or authorizing any statements or comments to be reported as being attributed to the Company). Nothing in this paragraph shall prohibit the Executive or the Company from providing truthful information in response to a subpoena or other legal process. In addition, nothing in the Release shall apply to any legally protected whistleblower rights (including under Rule 21F under the Securities Exchange Act of 1934).

Noncompetition Covenant. For a period of twelve (12) months following the last day of my employment, I agree to not, anywhere within the Restricted Area acting individually, or as an owner, shareholder, partner, employee, contractor, agent or otherwise (other than on behalf of Company) provide services to a Competing Business that relate to any aspect of the Business of the Company (the “Noncompetition Covenant”). The foregoing shall not be construed to preclude me from (i) owning up to one percent (1%) of the outstanding stock of a publicly held corporation that constitutes or is affiliated with a Competing Business, or (ii) becoming a shareholder, partner, contractor, agent, member, employee or otherwise of a private equity, venture capital or other investment firm, and providing services in connection therewith. The foregoing shall, however, be construed to specifically prevent me from (x) acting individually, or as an owner, shareholder, partner, employee, contractor, agent or otherwise (other than on behalf of Company) anywhere within the Restricted Area, during the period of your relationship with the Company and for a period of twelve (12) months following termination of your relationship with Company (for any reason other than referenced below in section (b)), and (y) providing services that relate to any aspect of the Business of the Company for any private equity, venture capital or other investment firm that at any time during such twelve (12) month period, has investments in any Competing Business; provided that I may work for a division, entity or subgroup of any companies that engage in a Competing Business (a “Separate BU”) so long as such Separate BU does not engage in any Competing Business and I do not provide any investment advice or consulting related to any Competing Business. To the extent that I act individually, or as an owner, shareholder, partner, employee, contractor, agent or otherwise and provide services unrelated to the Business of the Company for any Separate BU or private equity, venture capital or other investment firm at any time during such twelve (12) month period, I agree to institute an ethical screen that prevents my access to communications, information and participation in all services related to the Business of the Company. The following definitions apply to this Noncompetition Covenant:

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i.	“Company” shall mean any entity controlled by, controlling, or under common control with DraftKings Inc., including affiliates and subsidiaries. Control means the direct or indirect possession of the power to direct or cause the direction of the management and policies of an entity, whether through ownership, by contract or otherwise.

ii.	“Restricted Area” shall mean the entire United States since the Business of the Company encompasses the entire United States, of which you acknowledge and agree.

iii.	“Competing Business” shall mean any person, firm, association, corporation or any other legal entity that is engaged in a business that is competitive with any aspect of the Business of the Company, including but not limited to: FanDuel, Paddy Power Betfair, William Hill bet365, PointsBet, Penn National, Barstool Sports, SugarHouse, 888, MGM, TheScore, BetStars, Unibet, Caesars, Golden Nugget, Bet America, Borgata, Harrahs, Oceans, and Resorts, Tropicana, Virgin, and Pala.

iv.	“Business of the Company” shall mean the research, design, development, marketing, sales, operations, maintenance and commercial exploitation pertaining to the operation of, and providing products and services for: (1) fantasy sports contests (“FSC”); (2) Regulated Gaming (defined below); (3) all other products and services that exist, are in development, or are under consideration by the Company during your relationship with the Company (“Other Products and Services”); and (4) all products and services incidentally related to, or which are an extension, development or expansion of, FSC, Regulated Gaming and/or Other Products and Services (“Incidental Products and Services”).

v.	“Regulated Gaming” shall mean the operation of games of chance or skill or pari-mutuel or fixed odds games (including, but not limited to, lotteries, pari-mutuel betting, bingo, race tracks, jai alai, legalized bookmaking, off-track betting, casino games, racino, keno, and sports betting or any play for fun (non-wagering) versions of the foregoing) and any type of ancillary service or product related to or connected with the foregoing.

I agree to communicate the contents of all post-relationship obligations to any Competing Business that I intend to be employed by, associated with, or represent. I understand and agree that the Company may, in its discretion, also share any post-relationship obligation with any future (or potential) employer or association that is a Competing Business that seeks to be associated with you or employ you for your services.

I agree that the enforcement of the Noncompetition Covenant is necessary, among other things, to ensure the preservation, protection and continuity of the Company’s confidential information, trade secrets and goodwill of the Company. I agree that, due to the proprietary nature of the Business of the Company and relationships with others, the post-employment restrictions set forth above are reasonable as to duration and scope. I acknowledge that the Company’s legitimate business interest cannot be adequately protected through an alternative restrictive covenant, including but not limited to a non-solicitation agreement or a non-disclosure or confidentiality agreement.

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I agree that any action that violates this Noncompetition Covenant would cause the Company irreparable harm for which monetary damages are inadequate. Accordingly, in the event of a breach, or threatened breach, the Company shall be entitled to an injunction restraining such breach or threatened breach, or requiring specific performance, in addition to any and all rights and remedies at law and equity. The Company shall not be obligated to present additional evidence of irreparable harm or the insufficiency of monetary damages and, to the extent permitted by law or under applicable court rule, does not need to post a bond or other surety. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedy available to the Company for such breach or threatened breach.

The parties hereby mutually agree to the exclusive jurisdiction of the Superior Court (inclusive of the Business Litigation Session) of the Commonwealth of Massachusetts or the United States District Court for the District of Massachusetts for any dispute arising hereunder. Accordingly, with respect to any such court action, I (a) submit to the personal jurisdiction of such courts; (b) consent to service of process by regular mail to my last known address; and (c) waive any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process. If either party hereto commences a legal action or other proceeding against the other party hereto concerning a dispute arising from or relating to this Noncompetition Covenant outside of Massachusetts, such commencing party will reimburse such other party for its or my reasonable attorneys’ fees, costs and expenses if such other party prevails in staying, transferring, dismissing or otherwise defending such action or proceeding based on the location of the action or proceeding, regardless of whether such fees, costs and expenses are incurred in the forum where such commencing party commenced the action or in a Massachusetts forum. This Noncompetition Covenant shall be governed by the internal substantive laws of Massachusetts, without regard to the doctrine of conflicts of law.

The failure of myself or the Company to insist upon strict performance of this Noncompetition Covenant irrespective of the length of time for which such failure continues, shall not be a waiver of such party’s rights herein. No term or provision of this Noncompetition Covenant may be waived unless such waiver is in writing.

If a court determines that one or more of the provisions contained in the Noncompetition Covenant shall be invalid or unenforceable, such court shall construe, reform or otherwise revise such provision(s) so as to render it/them enforceable to the maximum extent allowed by law, without invalidating the remaining provisions of this Noncompetition Covenant.

The rights granted to the Company under the Noncompetition Covenant shall inure to the benefit of, and be enforceable by, the successors or assigns of Company. The Noncompetition Covenant is entered into in connection with my cessation of employment.

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This Release constitutes the complete, final and exclusive embodiment of the entire agreement between the Company and me with regard to the subject matter hereof. Notwithstanding the above, the Noncompetition Covenant is intended to supplement, but not replace, any other post-employment obligations between me and the Company [to be listed at the time of separation], as such other post-employment obligations remain in full force and effect. By signing below, I am not relying on any promise or representation by the Company that is not expressly stated herein. This Release may only be modified by a writing signed by both me and a duly authorized officer of the Company.

The Company advises me to consult with legal counsel before entering into this Release.

THE EXECUTIVE:

Date:
	Name:	Jason Robins

THE COMPANY:

Date:

By:

Its:

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EXHIBIT D

INDEMNIFICATION AGREEMENT

This Indemnification Agreement (the “Agreement”) is made and entered into as of April 23, 2020 between DraftKings Inc., a Nevada corporation (the “Company”), and Jason Robins (“Indemnitee”).

WITNESSETH THAT:

WHEREAS, highly competent persons have become more reluctant to serve corporations as directors, officers or in other capacities unless they are provided with adequate protection through insurance or adequate indemnification against inordinate risks of claims and actions against them arising out of their service to and activities on behalf of the corporation;

WHEREAS, the Board of Directors of the Company (the “Board”) has determined that, in order to attract and retain qualified individuals, the Company will attempt to maintain on an ongoing basis, at its sole expense, liability insurance to protect persons serving the Company and its subsidiaries from certain liabilities. Although the furnishing of such insurance has been a customary and widespread practice among United States-based corporations and other business enterprises, the Company believes that, given current market conditions and trends, such insurance may be available to it in the future only at higher premiums and with more exclusions. At the same time, directors, officers, and other persons in service to corporations or business enterprises are being increasingly subjected to expensive and time-consuming litigation relating to, among other things, matters that traditionally would have been brought only against the Company or business enterprise itself. Chapter 78 of the Nevada Revised Statutes (the “NRS”) and the Amended and Restated Articles of Incorporation of the Company (the “Articles”) authorize indemnification of the directors, officers, employees, fiduciaries and agents of the Company. The Amended and Restated Bylaws of the Company (the “Bylaws”) provide that the Company will indemnify the directors and officers of the Company. The NRS expressly provides that the indemnification provisions set forth therein are not exclusive, and thereby contemplate that contracts may be entered into between the Company and persons acting on behalf of the Company with respect to indemnification;

WHEREAS, the uncertainties relating to such insurance and to indemnification have increased the difficulty of attracting and retaining such persons;

WHEREAS, the Board has determined that the increased difficulty in attracting and retaining such persons is detrimental to the best interests of the Company’s stockholders and that the Company should act to assure such persons that there will be increased certainty of such protection in the future;

WHEREAS, it is reasonable, prudent and necessary for the Company contractually to obligate itself to indemnify, and to advance expenses on behalf of, such persons to the fullest extent permitted by applicable law so that they will serve or continue to serve the Company free from undue concern that they will not be so indemnified;

WHEREAS, this Agreement is a supplement to and in furtherance of any indemnification provisions in the Articles and/or the Bylaws of the Company and any resolutions adopted pursuant thereto, and shall not be deemed a substitute therefor, nor to diminish or abrogate any rights of Indemnitee thereunder; and

D-1

WHEREAS, Indemnitee does not regard the protection available under the NRS, the Bylaws and insurance as adequate in the present circumstances, and may not be willing to serve as an officer or a director without adequate protection, and the Company desires Indemnitee to serve in such capacity. Indemnitee is willing to serve, continue to serve and to take on additional service for or on behalf of the Company on the condition that he or she be so indemnified.

NOW, THEREFORE, in consideration of Indemnitee’s agreement to serve as an officer and/or a director from and after the date of this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.       Indemnity of Indemnitee. The Company hereby agrees to hold harmless and indemnify Indemnitee to the fullest extent permitted by law, as such may be amended from time to time. In furtherance of the foregoing indemnification, and without limiting the generality thereof.

(a) Proceedings Other Than Proceedings by or in the Right of the Company. Indemnitee shall be entitled to the rights of indemnification provided in this Section l(a) if, by reason of his or her Corporate Status (as hereinafter defined), Indemnitee was or is a party, or is threatened to be made a party, to any Proceeding (as hereinafter defined) other than a Proceeding by or in the right of the Company. Pursuant to this Section 1(a), the Company shall indemnify Indemnitee against all Expenses (as hereinafter defined), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her, or on his or her behalf, in connection with such Proceeding or any claim, issue or matter therein, if Indemnitee either (i) is not liable pursuant to NRS 78.138 or (ii) acted in good faith and in a manner Indemnitee reasonably believed to be in or not opposed to the best interests of the Company, and with respect to any criminal Proceeding, had no reasonable cause to believe Indemnitee’s conduct was unlawful.

(b) Proceedings by or in the Right of the Company. Indemnitee shall be entitled to the rights of indemnification provided in this Section 1(b) if, by reason of his or her Corporate Status, Indemnitee is, or is threatened to be made, a party to or participant in any Proceeding brought by or in the right of the Company to procure a judgment in its favor. Pursuant to this Section 1(b), the Company shall indemnify Indemnitee against all Expenses and amounts paid in settlement actually and reasonably incurred by Indemnitee, or on Indemnitee’s behalf, in connection with such Proceeding or any claim, issue or matters therein, if Indemnitee either (i) is not liable pursuant to NRS 78.138 or (ii) acted in good faith and in a manner Indemnitee reasonably believed to be in or not opposed to the best interests of the Company; provided, however, if applicable law so provides, no indemnification against such Expenses or other amounts shall be made in respect of any claim, issue or matter as to which Indemnitee shall have been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the Company or for amounts paid in settlement to the Company, unless and only to the extent that the court in which the Proceeding was brought or other court of competent jurisdiction shall determine that in view of all the circumstances in the case, Indemnitee is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

(c) Termination of Proceeding. The termination of any Proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, adversely affect the right of Indemnitee to indemnification or create an inference or presumption either that Indemnitee is liable pursuant to NRS 78.138, that Indemnitee did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, or, with respect to any criminal action or proceeding, that Indemnitee had reasonable cause to believe that the conduct was unlawful. The Company acknowledges that such a resolution, short of final judgment, may be successful on the merits if it permits a party to avoid expense, delay, distraction, disruption and uncertainty. In the event that any Proceeding to which Indemnitee is a party is resolved in any manner other than by adverse judgment against Indemnitee (including, without limitation, settlement of such Proceeding with or without payment of money or other consideration) it shall be presumed that Indemnitee has been successful on the merits or otherwise in such Proceeding. Anyone seeking to overcome this presumption shall have the burden of proof and the burden of persuasion by clear and convincing evidence.

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(d) Indemnification for Expenses of a Party Who is Wholly or Partly Successful. Notwithstanding any other provision of this Agreement, to the extent that Indemnitee is, by reason of his or her Corporate Status, a party to and is successful, on the merits or otherwise, in any Proceeding, the Company shall indemnify Indemnitee to the maximum extent permitted by law, as such may be amended from time to time, against all Expenses actually and reasonably incurred by him or her on his or her behalf in connection with the defense of the Proceeding. If Indemnitee is not wholly successful in such Proceeding but is successful, on the merits or otherwise, as to one or more but less than all claims, issues or matters in such Proceeding, the Company shall indemnify Indemnitee against all Expenses actually and reasonably incurred by him or her, or on his or her behalf, in connection with each successfully resolved claim, issue or matter. For purposes of this Section and without limitation, the termination of any claim, issue or matter in such a Proceeding by dismissal, with or without prejudice, shall be deemed to be a successful result as to such claim, issue or matter.

2.       Additional Indemnity. In addition to, and without regard to any limitations on, the indemnification provided for in Section 1 of this Agreement, the Company shall and hereby does indemnify and hold harmless Indemnitee, to the fullest extent permitted by law, as may be amended from time to time, against all Expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her, or on his or her behalf, if, by reason of his or her Corporate Status, he or she was or is a party, or is threatened to be made a party, to any Proceeding (including a Proceeding by or in the right of the Company), including, without limitation, all liability arising out of the simple or gross negligence, recklessness, or active or passive wrongdoing of Indemnitee. The only limitation that shall exist upon the Company’s obligations pursuant to this Agreement shall be that the Company shall not be obligated to make any payment to Indemnitee that is finally determined (under the procedures, and subject to the presumptions, set forth in Section 6 and Section 7 hereof) to be unlawful.

3.       Contribution.

(a) Whether or not the indemnification provided in Section 1 and Section 2 hereof is available, in respect of any Proceeding in which the Company is jointly liable with Indemnitee (or would be if joined in such Proceeding), the Company shall pay the entire amount of any judgment or settlement of such Proceeding without requiring Indemnitee to contribute to such payment and the Company hereby waives and relinquishes any right of contribution it may have against Indemnitee. The Company shall not enter into any settlement of any Proceeding in which the Company is jointly liable with Indemnitee (or would be if joined in such Proceeding) unless such settlement provides for a full and final release of all claims asserted against Indemnitee.

(b) Without diminishing or impairing the obligations of the Company set forth in the preceding subparagraph, if, for any reason, Indemnitee shall elect or be required to pay all or any portion of any judgment or settlement in any Proceeding in which the Company is jointly liable with Indemnitee (or would be if joined in such Proceeding), the Company shall contribute to the amount of Expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred and paid or payable by Indemnitee in proportion to the relative benefits received by the Company and all officers, directors or employees of the Company, other than Indemnitee, who are jointly liable with Indemnitee (or would be if joined in such Proceeding), on the one hand, and Indemnitee, on the other hand, from the transaction from which such Proceeding arose; provided, however, that the proportion determined on the basis of relative benefit may, to the extent necessary to conform to law, be further adjusted by reference to the relative fault of the Company and all officers, directors or employees of the Company other than Indemnitee who are jointly liable with Indemnitee (or would be if joined in such Proceeding), on the one hand, and Indemnitee, on the other hand, in connection with the events that resulted in such expenses, judgments, fines or settlement amounts, as well as any other equitable considerations which applicable law may require to be considered. The relative fault of the Company and all officers, directors or employees of the Company, other than Indemnitee, who are jointly liable with Indemnitee (or would be if joined in such Proceeding), on the one hand, and Indemnitee, on the other hand, shall be determined by reference to, among other things, the degree to which their actions were motivated by intent to gain personal profit or advantage, the degree to which their liability is primary or secondary and the degree to which their conduct is active or passive.

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(c) The Company hereby agrees to fully indemnify and hold Indemnitee harmless from any claims of contribution which may be brought by officers, directors, or employees of the Company, other than Indemnitee, who may be jointly liable with Indemnitee.

(d) To the fullest extent permissible under applicable law, if the indemnification provided for in this Agreement is unavailable to Indemnitee for any reason whatsoever, the Company, in lieu of indemnifying Indemnitee, shall contribute to the amount incurred by Indemnitee, whether for judgments, fines, amounts paid or to be paid in settlement and/or for Expenses, in connection with any claim relating to an indemnifiable event under this Agreement, in such proportion as is deemed fair and reasonable in light of all of the circumstances of such Proceeding in order to reflect (i) the relative benefits received by the Company and Indemnitee as a result of the event(s) and/or transaction(s) giving cause to such Proceeding and/or (ii) the relative fault of the Company (and its directors, officers, employees and agents) and Indemnitee in connection with such event(s) and/or transaction(s).

(e) The Company hereby acknowledges that Indemnitee may have rights to indemnification for payment of the judgment or settlement amount provided by another entity (“Other Indemnitor(s)”). The Company agrees with Indemnitee that the Company is the indemnitor of first resort of Indemnitee with respect to matters for which indemnification is provided under this Agreement and that the Company will be obligated to make all payments due to or for the benefit of Indemnitee under this agreement without regard to any rights that Indemnitee may have against the Other Indemnitor(s). The Company hereby waives any equitable rights to contribution or indemnification from the Other Indemnitor in respect of any amounts paid to Indemnitee hereunder until such time as the Indemnitee has been fully and finally indemnified. The Company further agrees that no payment of Expenses or losses by the Other Indemnitor(s) to or for the benefit of Indemnitee shall affect the obligations of the Company hereunder.

4.       Indemnification for Expenses of a Witness. Notwithstanding any other provision of this Agreement, to the extent that Indemnitee, by reason of his or her Corporate Status, is a witness, or is made (or asked) to respond to discovery requests or otherwise asked to participate in any Proceeding to which Indemnitee is not a party, the Company shall indemnify Indemnitee against all Expenses actually and reasonably incurred by him or her, or on his or her behalf, in connection therewith.

5.       Advancement of Expenses. Notwithstanding any other provision of this Agreement, the Company shall advance all Expenses incurred by or on behalf of Indemnitee in connection with defending any Proceeding within thirty (30) days after the receipt by the Company of a statement or statements from Indemnitee requesting such advance or advances from time to time, whether prior to or after final disposition of such Proceeding. Such statement or statements shall reasonably evidence the Expenses incurred by Indemnitee and Indemnitee shall also submit a written undertaking to repay any Expenses advanced if it shall ultimately be determined by a court of competent jurisdiction that Indemnitee is not entitled to be indemnified by the Company against such Expenses. Any advances and undertakings to repay pursuant to this Section 5 shall be unsecured and interest free. In furtherance of the foregoing, Indemnitee hereby undertakes to repay such amounts advanced if, and to the extent that, it shall ultimately be determined by a court of competent jurisdiction that Indemnitee is not entitled to be indemnified by the Company pursuant to the terms of this Agreement.

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6.       Procedures and Presumptions for Determination of Entitlement to Indemnification. It is the intent of this Agreement to secure for Indemnitee rights of indemnity that are as favorable as may be permitted under the NRS and public policy of the State of Nevada. Accordingly, the parties agree that the following procedures and presumptions shall apply in the event of any question as to whether Indemnitee is entitled to indemnification under this Agreement:

(a) To obtain indemnification under this Agreement, Indemnitee shall submit to the Company a written request, including therein or therewith such documentation and information as is reasonably available to Indemnitee and is reasonably necessary to determine whether and to what extent Indemnitee is entitled to indemnification. The Secretary of the Company shall, promptly upon receipt of such a request for indemnification, advise the Board in writing that Indemnitee has requested indemnification. Notwithstanding the foregoing, any failure of Indemnitee to provide such a request to the Company, or to provide such a request in a timely fashion, shall not relieve the Company of any liability that it may have to Indemnitee unless, and to the extent that, the Company is actually and materially prejudiced as a result of such failure.

(b) Upon written request by Indemnitee for indemnification pursuant to the first sentence of Section 6(a) hereof, a determination with respect to Indemnitee’s entitlement thereto shall be made in the specific case by one of the following three methods, which shall be at the election of the Board (i) by a majority vote of a quorum consisting of Disinterested Directors (as defined below), (ii) if a majority vote of a quorum consisting of Disinterested Directors so orders, or if a quorum of Disinterested Directors cannot be obtained, by Independent Counsel (as defined below) in a written opinion to the Board, a copy of which shall be delivered to Indemnitee, or (iii) by the stockholders of the Company.

(c) Notwithstanding anything to the contrary set forth in this Agreement, if a request for indemnification is made after a Change in Control, at the election of Indemnitee made in writing to the Company, and if the Board by a majority vote of a quorum consisting of Disinterested Directors orders the determination of Indemnitee’s entitlement to indemnification to be made by an Independent Counsel, or if a quorum of Disinterested Directors cannot be obtained, any determination required to be made pursuant to Section 6(b) above as to whether Indemnitee is entitled to indemnification shall be made by Independent Counsel selected as provided in this Section 6(c). The Independent Counsel shall be selected by Indemnitee, unless Indemnitee shall request that such selection be made by the Board. The party making the selection shall give written notice to the other party advising it of the identity of the Independent Counsel so selected. The party receiving such notice may, within seven (7) days after such written notice of selection shall have been given, deliver to the other party a written objection to such selection. Such objection may be asserted only on the ground that the Independent Counsel so selected does not meet the requirements of “Independent Counsel” as defined in Section 13 hereof, and the objection shall set forth with particularity the factual basis of such assertion. Absent a proper and timely objection, the person so selected shall act as Independent Counsel. If a written objection is made, the Independent Counsel so selected may not serve as Independent Counsel unless and until a court has determined that such objection is without merit. If, within twenty (20) days after submission by Indemnitee of a written request for indemnification pursuant to Section 6(a) hereof, no Independent Counsel shall have been selected (or, if selected, such selection shall have been objected to) in accordance with this paragraph, then either the Company or Indemnitee may petition the courts of the State of Nevada or other court of competent jurisdiction for resolution of any objection which shall have been made by the Company or Indemnitee to the other’s selection of Independent Counsel and/or for the appointment as Independent Counsel of a person selected by the court or by such other person as the court shall designate, and the person with respect to whom an objection is favorably resolved or the person so appointed shall act as Independent Counsel under Section 6(c) hereof. The Company shall pay any and all reasonable fees and expenses of Independent Counsel incurred by such Independent Counsel in connection with acting pursuant to Section 6(b) hereof. The Company shall pay any and all reasonable and necessary fees and expenses incident to the procedures of this Section 6(c), regardless of the manner in which such Independent Counsel was selected or appointed.

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(d) If the determination of entitlement to indemnification is to be made by Independent Counsel pursuant to Section 6(b) hereof, the Independent Counsel shall be selected as provided in this Section 6(d). The Independent Counsel shall be selected by the Board. Indemnitee may, within ten (10) days after such written notice of selection shall have been given, deliver to the Company a written objection to such selection; provided, however, that such objection may be asserted only on the ground that the Independent Counsel so selected does not meet the requirements of “Independent Counsel” as defined in Section 13 of this Agreement, and the objection shall set forth with particularity the factual basis of such assertion. Absent a proper and timely objection, the person so selected shall act as Independent Counsel. If a written objection is made and substantiated, the Independent Counsel selected may not serve as Independent Counsel unless and until such objection is withdrawn or a court has determined that such objection is without merit. If, within twenty (20) days after submission by Indemnitee of a written request for indemnification pursuant to Section 6(a) hereof, no Independent Counsel shall have been selected (or, if selected, such selection shall have been objected to) in accordance with this paragraph, then either the Company or Indemnitee may petition the appropriate courts of the State of Nevada or other court of competent jurisdiction for resolution of any objection which shall have been made by Indemnitee to the Company’s selection of Independent Counsel and/or for the appointment as Independent Counsel of a person selected by the court or by such other person as the court shall designate, and the person with respect to whom an objection is favorably resolved or the person so appointed shall act as Independent Counsel under Section 6(b) hereof. The Company shall pay any and all reasonable fees and expenses of Independent Counsel in connection with acting pursuant to Section 6(b) hereof, and the Company shall pay any and all reasonable fees and expenses incident to the procedures of this Section 6(d), regardless of the manner in which such Independent Counsel was selected or appointed.

(e) In making a determination with respect to entitlement to indemnification hereunder, the person or persons or entity making such determination shall presume that Indemnitee is entitled to indemnification under this Agreement. Anyone seeking to overcome this presumption shall have the burden of proof and the burden of persuasion by clear and convincing evidence. Neither the failure of the Company (including by its directors or independent legal counsel) to have made a determination prior to the commencement of any action pursuant to this Agreement that indemnification is proper in the circumstances because Indemnitee has met the applicable standard of conduct, nor an actual determination by the Company (including by its directors or independent legal counsel) that Indemnitee has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that Indemnitee has not met the applicable standard of conduct.

(f) Indemnitee shall be deemed to have acted in good faith if Indemnitee’s action is based on the records or books of account of the Enterprise (as hereinafter defined), including financial statements, or on information supplied to Indemnitee by the officers of the Enterprise in the course of their duties, or on the advice of legal counsel for the Enterprise or on information or records given or reports made to the Enterprise by an independent certified public accountant or by an appraiser or other expert selected with reasonable care by the Enterprise. In addition, the knowledge and/or actions, or failure to act, of any director, officer, agent or employee of the Enterprise shall not be imputed to Indemnitee for purposes of determining the right to indemnification under this Agreement. Whether or not the foregoing provisions of this Section 6(f) are satisfied, it shall in any event be presumed that Indemnitee has at all times acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company. Anyone seeking to overcome this presumption shall have the burden of proof and the burden of persuasion by clear and convincing evidence. The Company will promptly advise Indemnitee in writing with respect to any determination that Indemnitee is or is not entitled to indemnification, including a description of any reason or basis for which indemnification has been denied.

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(g) Notwithstanding anything to the contrary set forth in this Agreement, if the person, persons or entity empowered or selected under Section 6 to determine whether Indemnitee is entitled to indemnification shall not have been appointed or shall not have made a determination within sixty (60) days after receipt by the Company of the request therefor, the requisite determination of entitlement to indemnification shall be deemed to have been made and Indemnitee shall be entitled to such indemnification, unless the Company establishes by written opinion of Independent Counsel that (i) a misstatement by Indemnitee of a material fact, or an omission of a material fact necessary to make Indemnitee’s statement not materially misleading, in connection with the request for indemnification, or (ii) a prohibition of such indemnification under applicable law; provided, however, that such sixty (60) day period may be extended for a reasonable time, not to exceed an additional thirty (30) days, if the person, persons or entity making such determination with respect to entitlement to indemnification in good faith requires such additional time to obtain or evaluate documentation and/or information relating thereto; and provided, further, that the foregoing provisions of this Section 6(g) shall not apply if the determination of entitlement to indemnification is to be made by the stockholders pursuant to Section 6(b) of this Agreement and if (A) within fifteen (15) days after receipt by the Company of the request for such determination, the Disinterested Directors resolve as required by Section 6(b)(iii) of this Agreement to submit such determination to the stockholders for their consideration at an annual meeting thereof to be held within seventy five (75) days after such receipt and such determination is made thereat, or (B) a special meeting of stockholders is called within fifteen (15) days after such receipt for the purpose of making such determination, such meeting is held for such purpose within sixty (60) days after having been so called and such determination is made thereat.

(h) Indemnitee shall cooperate with the person, persons or entity making such determination with respect to Indemnitee’s entitlement to indemnification, including providing to such person, persons or entity upon reasonable advance request any documentation or information which is not privileged or otherwise protected from disclosure and which is reasonably available to Indemnitee and reasonably necessary to such determination. Any Independent Counsel or member of the Board or stockholder of the Company shall act reasonably and in good faith in making a determination regarding Indemnitee’s entitlement to indemnification under this Agreement. Any costs or expenses (including attorneys’ fees and disbursements) incurred by Indemnitee in so cooperating with the person, persons or entity making such determination shall be borne by the Company (irrespective of the determination as to Indemnitee’s entitlement to indemnification) and the Company hereby indemnifies and agrees to hold Indemnitee harmless therefrom.

7.       Remedies of Indemnitee.

(a) In the event that (i) a determination is made pursuant to Section 6 of this Agreement that Indemnitee is not entitled to indemnification under this Agreement, (ii) advancement of Expenses is not timely made pursuant to Section 5 of this Agreement, (iii) no determination of entitlement to indemnification is made pursuant to Section 6(b) or Section 6(c) of this Agreement within sixty (60) days after receipt by the Company of the request for indemnification, or such longer period, not to exceed an additional thirty (30) days, to which the period may be extended pursuant to Section 6(g), (iv) payment of indemnification is not made pursuant to this Agreement within ten (10) days after receipt by the Company of a written request therefor or (v) payment of indemnification is not made within ten (10) days after a determination has been made that Indemnitee is entitled to indemnification or such determination is deemed to have been made pursuant to Section 6 of this Agreement, Indemnitee shall be entitled to an adjudication of Indemnitee’s entitlement to such indemnification or advancement of expenses either, at Indemnitee’s sole option, in (1) an appropriate court of the State of Nevada, or any other court of competent jurisdiction or (2) an arbitration to be conducted by a single arbitrator, selected by mutual agreement of the Company and Indemnitee, pursuant to the rules of the American Arbitration Association. The Company shall not oppose Indemnitee’s right to seek any such adjudication.

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(b) In the event that a determination shall have been made pursuant to Section 6(b) or Section 6(c) of this Agreement that Indemnitee is not entitled to indemnification, (i) any judicial proceeding or arbitration commenced pursuant to this Section 7 shall be conducted in all respects de novo on the merits, and Indemnitee shall not be prejudiced by reason of any adverse determination under Section 6(b) or Section 6(c); and (ii) in any such judicial proceeding or arbitration, the Company shall have the burden of proving that Indemnitee is not entitled to indemnification under this Agreement.

(c) If a determination shall have been made pursuant to Section 6(b) or Section 6(c), or shall have been deemed to have been made pursuant to Section 6(g), of this Agreement that Indemnitee is entitled to indemnification, the Company shall be obligated to pay the amounts constituting such indemnification within five (5) days after such determination has been made or has been deemed to have been made and shall be conclusively bound by such determination in any judicial proceeding commenced pursuant to this Section 7, unless the Company establishes by written opinion of Independent Counsel that (i) a misstatement by Indemnitee of a material fact, or an omission of a material fact necessary to make Indemnitee’s misstatement not materially misleading in connection with the request for indemnification or (ii) a prohibition of such indemnification under applicable law.

(d) In the event that Indemnitee, pursuant to this Section 7, seeks a judicial adjudication of, or an award in arbitration to enforce, his or her rights under, or to recover damages for breach of, this Agreement, or to recover under any directors’ and officers’ liability insurance policies maintained by the Company, the Company shall pay to him or her, or on his or her behalf, in advance, and shall indemnify him or her against, any and all expenses (of the types described in the definition of Expenses in Section 13 of this Agreement) actually and reasonably incurred by him or her in such judicial adjudication or arbitration, regardless of whether Indemnitee ultimately is determined to be entitled to such indemnification, advancement of expenses or insurance recovery.

(e) The Company shall be precluded from asserting in any judicial proceeding or arbitration commenced pursuant to this Section 7 that the procedures and presumptions of this Agreement are not valid, binding and enforceable and shall stipulate in any such court or before any such arbitrator that the Company is bound by all the provisions of this Agreement. The Company shall indemnify Indemnitee against any and all Expenses and, if requested by Indemnitee, shall (within ten (10) days after receipt by the Company of a written request therefore) advance, to the extent not prohibited by law, such expenses to Indemnitee, which are incurred by Indemnitee in connection with any action brought by Indemnitee for indemnification or advance of Expenses from the Company under this Agreement or under any directors’ and officers’ liability insurance policies maintained by the Company, regardless of whether Indemnitee ultimately is determined to be entitled to such indemnification, advancement of Expenses or insurance recovery, as the case may be.

8.       Non-Exclusivity; Survival of Rights; Insurance; Subrogation.

(a) The rights of indemnification and advancement of expenses as provided by this Agreement shall not be deemed exclusive of, and shall be in addition to, any other rights to which Indemnitee may at any time be entitled under applicable law, the Articles or the Bylaws of the Company, any agreement, a vote of stockholders, a resolution of directors of the Company, or otherwise, and nothing in this Agreement shall diminish or otherwise restrict Indemnitee’s rights to indemnification or advancement of expenses under any of the foregoing. No amendment, alteration or repeal of this Agreement or of any provision hereof shall limit or restrict any right of Indemnitee under this Agreement in respect of any action taken or omitted by such Indemnitee in his or her Corporate Status prior to such amendment, alteration or repeal. To the extent that a change in the NRS, whether by statute or judicial decision, permits greater indemnification than would be afforded currently under the Articles, the Bylaws and this Agreement, it is the intent of the parties hereto that Indemnitee shall enjoy by this Agreement the greater benefits so afforded by such change and Indemnitee shall be deemed to have such greater benefits hereunder. No right or remedy herein conferred is intended to be exclusive of any other right or remedy, and every other right and remedy shall be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other right or remedy. The Company shall not adopt any amendments to its Articles or Bylaws, the effect of which would be to deny, diminish or encumber Indemnitee’s right to indemnification or advancement of expenses under this Agreement, any other agreement or otherwise, without the prior written consent of the Indemnitee.

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(b) To the extent that the Company maintains an insurance policy or policies providing liability insurance for directors, officers, employees, or agents or fiduciaries of the Company or of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise that such person serves at the request of the Company, Indemnitee shall be covered by such policy or policies in accordance with its or their terms to the maximum extent of the coverage available for any director, officer, employee, agent or fiduciary under such policy or policies. If, at the time of the receipt of a notice of a claim pursuant to the terms hereof, the Company has director and officer liability insurance in effect, the Company shall give prompt notice of the commencement of such Proceeding to the insurers in accordance with the procedures set forth in the respective policies. The Company shall thereafter take all necessary or desirable action to cause such insurers to pay, on behalf of Indemnitee, all amounts payable as a result of such Proceeding in accordance with the terms of such policies.

(c) In the event of any payment under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee, who shall execute all papers required and take all action necessary to secure such rights, including execution of such documents as are necessary to enable the Company to bring suit to enforce such rights (with all of Indemnitee’s reasonable expenses, including, without limitation, attorneys’ fees and charges, related thereto to be reimbursed by or, at the option of Indemnitee, advanced by the Company).

(d) The Company shall not be liable under this Agreement to make any payment of amounts otherwise indemnifiable hereunder if and to the extent that Indemnitee has otherwise actually received such payment under any insurance policy, contract, agreement or otherwise.

(e) The Company’s obligation to indemnify or advance Expenses hereunder to Indemnitee who is or was serving at the request of the Company as a director, officer, employee or agent of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall be reduced by any amount Indemnitee has actually received as indemnification or advancement of expenses from such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise.

9.       Exception to Right of Indemnification. Notwithstanding any provision in this Agreement, the Company shall not be obligated under this Agreement to make any indemnity in connection with any claim made against Indemnitee:

(a) for which payment has actually been made to or on behalf of Indemnitee under any insurance policy or other indemnity provision, except with respect to any excess beyond the amount paid under any insurance policy or other indemnity provision; or

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(b) for an accounting of profits made from the purchase and sale (or sale and purchase) by Indemnitee of securities of the Company within the meaning of Section 16(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or similar provisions of state statutory law or common law; or

(c) for any reimbursement of the Company by Indemnitee of any bonus or other incentive-based or equity-based compensation or of any profits realized by Indemnitee from the sale of securities of the Company, as required in each case under the Exchange Act (including any such reimbursements that arise from an accounting restatement of the Company pursuant to Section 304 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), or the payment to the Company of profits arising from the purchase and sale by Indemnitee of securities in violation of Section 306 of the Sarbanes-Oxley Act); or

(d) for any reimbursement of the Company by Indemnitee of any compensation pursuant to any compensation recoupment or clawback policy adopted by the Board or the compensation committee of the Board, including but not limited to any such policy adopted to comply with stock exchange listing requirements implementing Section 10D of the Exchange Act; or

(e) in connection with any Proceeding (or any part of any Proceeding) initiated by Indemnitee, including any Proceeding (or any part of any Proceeding) initiated by Indemnitee against the Company (other than to enforce Indemnitee’s rights under this Agreement) or its directors, officers, employees or other indemnitees, unless (i) the Board of the Company authorized the Proceeding (or such part of the Proceeding) prior to its initiation, or (ii) the Company indemnifies Indemnitee, in its sole discretion, independently of this Agreement pursuant to the powers vested in the Company under applicable law.

10.       Retroactive Effect; Duration of Agreement; Successors and Binding Agreement. All agreements and obligations of the Company contained herein shall be deemed to have become effective upon the date Indemnitee first had Corporate Status; shall continue during the period Indemnitee has Corporate Status; and shall continue thereafter so long as Indemnitee may be subject to any Proceeding (or any action commenced under Section 7 hereof) by reason of his or her Corporate Status, whether or not he or she is acting or serving in any such capacity at the time any liability or expense is incurred for which indemnification can be provided under this Agreement. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors (including any direct or indirect successor by purchase, merger, consolidation, reorganization or otherwise to all or substantially all of the business or assets of the Company), assigns, spouses, heirs, executors and personal and legal representatives. The Company shall require any such successor to all or substantially all of the business or assets of the Company, by agreement in form and substance satisfactory to Indemnitee and his or her counsel, expressly to assume and agree to perform this Agreement in the same manner and to the same extent the Company would be required to perform if no such succession had taken place. Except as otherwise set forth in this Section 10, this Agreement shall not be assignable or delegable by the Company.

11.       Security. To the extent requested by Indemnitee and approved by the Board of the Company, the Company may at any time and from time to time provide security to Indemnitee for the Company’s obligations hereunder through an irrevocable bank line of credit, funded trust or other collateral. Any such security, once provided to Indemnitee, may not be revoked or released without the prior written consent of Indemnitee.

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12.       Enforcement.

(a) The Company expressly confirms and agrees that it has entered into this Agreement and assumes the obligations imposed on it hereby in order to induce Indemnitee to serve, or continue to serve, as an officer or a director of the Company, and the Company acknowledges that Indemnitee is relying upon this Agreement in serving or continuing to serve as an officer or a director of the Company.

(b) This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral, written and implied, between the parties hereto with respect to the subject matter hereof.

13.       Definitions. For purposes of this Agreement:

(a)       “Change in Control” means the occurrence of any one of the following events:

(i) any sale, lease, exchange or other transfer (in one or a series of related transactions) of all or substantially all of the assets of the Company;

(ii) any “Person” as such term is used in Section 13(d) and Section 14(d) of the Exchange Act becomes, directly or indirectly, the “beneficial owner” as defined in Rule 13d-3 under the Exchange Act of securities of the Company that represent more than 50% of the combined voting power of the Company’s then outstanding voting securities (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this Section 13(a)(ii), the following acquisitions shall not constitute a Change in Control: (I) any acquisition directly from the Company, (II) any acquisition by the Company, (III) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any person or entity that directly or indirectly controls, is controlled by or is under common control with the Company and/or to the extent provided by the Board, any person or entity in which the Company has a significant interest, (IV) any acquisition by any corporation pursuant to a transaction that complies with Sections 13(a)(iv)(A) and 13(a)(iv)(B), (V) any acquisition involving beneficial ownership of less than 50% of the then-outstanding shares of the Company’s Class A common stock, par value $0.0001 per share (and any stock or other securities into which such ordinary shares may be converted or into which they may be exchanged) (the “Outstanding Company Common Shares”) or the Outstanding Company Voting Securities that is determined by the Board, based on review of public disclosure by the acquiring Person with respect to its passive investment intent, not to have a purpose or effect of changing or influencing the control of the Company; provided, however, that for purposes of this clause (V), any such acquisition in connection with (x) an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents or (y) any “Business Combination” (as defined below) shall be presumed to be for the purpose or with the effect of changing or influencing the control of the Company;

(iii) during any period of not more than two (2) consecutive years, individuals who constitute the Board as of the beginning of the period (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the beginning of such period, whose election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination) will be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies by or on behalf of any person other than the Board will be deemed to be an Incumbent Director;

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(iv) consummation of a merger, amalgamation or consolidation (a “Business Combination”) of the Company with any other corporation, unless, following such Business Combination, (A) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Shares and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock (or, for a non-corporate entity, equivalent securities) and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors (or, for a non-corporate entity, equivalent governing body), as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Shares and the Outstanding Company Voting Securities, as the case may be, and (B) at least a majority of the members of the board of directors (or, for a non-corporate entity, equivalent governing body) of the entity resulting from such Business Combination were Incumbent Directors at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination;

(v) the stockholders of the Company approve a plan of complete liquidation of the Company.

(b) “Corporate Status” means the fact that a person is or was a director, officer, employee, agent or fiduciary of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

(c) “Disinterested Director” means a director of the Company who is not and was not a party to the Proceeding in respect of which indemnification is sought by Indemnitee.

(d) “Enterprise” shall mean the Company and any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise that Indemnitee is or was serving at the express written request of the Company as a director, officer, trustee, partner, manager, managing member, employee, agent or fiduciary.

(e) “Expenses” shall include all reasonable attorneys’ fees, retainers, court costs, transcript costs, fees of experts and other professionals, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees, ERISA excise taxes and penalties, and all other disbursements or expenses of the types customarily incurred or actually incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, participating, or being or preparing to be a witness in a Proceeding, or responding to, or objecting to, a request to provide discovery in a Proceeding. Expenses also shall include Expenses incurred in connection with any appeal resulting from any Proceeding, including, without limitation, the premium, security for, and other costs relating to any cost bond, supersede as bond, or other appeal bond or its equivalent. Should any payments by the Company to or for the account of Indemnitee under this Agreement be determined to be subject to any federal, state or local income or excise tax, Expenses shall also include such amounts as are necessary to place Indemnitee in the same after-tax position (after giving effect to all applicable taxes) Indemnitee would have been in had no such tax been determined to apply to those payments. The parties agree that for the purposes of any advancement of Expenses for which Indemnitee has made written demand to the Company in accordance with this Agreement, all Expenses included in such demand that are certified by affidavit of Indemnitee’s counsel as being reasonable in the good faith judgment of such counsel shall be presumed conclusively to be reasonable. Expenses, however, shall not include amounts paid in settlement by Indemnitee or the amount of judgments or fines against Indemnitee.

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(f) “Independent Counsel” means a law firm, or a member of a law firm, that is experienced in matters of corporation law and neither presently is, nor in the past five (5) years has been, retained to represent (i) the Company or Indemnitee in any matter material to either such party (other than with respect to matters concerning Indemnitee under this Agreement, or of other indemnitees under similar indemnification agreements), or (ii) any other party to the Proceeding giving rise to a claim for indemnification hereunder. Notwithstanding the foregoing, the term “Independent Counsel” shall not include any person who, under the applicable standards of professional conduct then prevailing, would have a conflict of interest in representing either the Company or Indemnitee in an action to determine Indemnitee’s rights under this Agreement. The Company agrees to pay the reasonable fees of the Independent Counsel referred to above and to fully indemnify such counsel against any and all Expenses, claims, liabilities and damages arising out of or relating to this Agreement or its engagement pursuant hereto.

(g) “Proceeding” includes any threatened, pending or completed action, suit, claim, counterclaim, cross claim, arbitration, mediation, alternate dispute resolution mechanism, investigation, inquiry, administrative hearing or any other actual, threatened or completed proceeding, whether brought by or in the right of the Company or otherwise and whether civil, criminal, administrative, legislative or investigative (formal or informal); in each case whether or not Indemnitee’s Corporate Status existed at the time any liability or expense is incurred for which indemnification can be provided under this Agreement; including one pending on or before the date of this Agreement, but excluding one initiated by an Indemnitee pursuant to Section 7 of this Agreement to enforce his or her rights under this Agreement.

14.       Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision. Without limiting the generality of the foregoing, this Agreement is intended to confer upon Indemnitee indemnification rights to the fullest extent permitted by applicable laws. In the event any provision hereof conflicts with any applicable law, such provision shall be deemed modified, consistent with the aforementioned intent, to the extent necessary to resolve such conflict.

15.       Modification and Waiver. No supplement, modification, termination or amendment of this Agreement shall be binding unless executed in writing by both of the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

16.       Notice by Indemnitee. Indemnitee agrees promptly to notify the Company in writing upon being served with or otherwise receiving any summons, citation, subpoena, complaint, indictment, information or other document relating to any Proceeding or matter which may be subject to indemnification covered hereunder. The failure to so notify the Company shall not relieve the Company of any obligation which it may have to Indemnitee under this Agreement unless, and only to the extent that, the Company is actually and materially prejudiced as a result of such delay or failure.

17.       Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given (a) upon personal delivery to the party to be notified, (b) when sent by confirmed facsimile, or (c) upon delivery when sent by a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent:

To Indemnitee at the address set forth below Indemnitee’s signature hereto.

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To the Company at:

DraftKings Inc.

222 Berkeley Street 5th Floor

Boston, Massachusetts 02116

Attention: Chief Legal Officer

or to such other address as may have been furnished to Indemnitee by the Company or to the Company by Indemnitee, as the case may be.

18.       Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

19.       Headings. The headings of the paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction thereof.

20.       Successors and Assigns. The terms of this Agreement shall be binding upon the Company and its successors and assigns and shall inure to the benefit of Indemnitee and Indemnitee’s spouse, assigns, heirs, devisees, executors, administrators and other legal representatives.

21.       Governing Law and Consent to Jurisdiction. This Agreement and the legal relations among the parties shall be governed by, and construed and enforced in accordance with, the laws of the State of Nevada, without regard to its conflict of laws rules. The Company and Indemnitee hereby irrevocably and unconditionally (i) agree that any action or proceeding arising out of or in connection with this Agreement (other than an arbitration pursuant to Section 7 hereof) shall be brought only in the Eighth Judicial District Court of Clark County (the “Nevada Court”), and not in any other state or federal court in the United States of America or any court in any other country, (ii) consent to submit to the exclusive jurisdiction of the Nevada Court for purposes of such action or proceeding, (iii) waive any objection to the laying of venue of any such action or proceeding in the Nevada Court, and (iv) waive, and agree not to plead or to make, any claim that any such action or proceeding brought in the Nevada Court has been brought in an improper or inconvenient forum.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement on and as of the day and year first above written.

COMPANY

DraftKings Inc.

By:	/s/ R. Stanton Dodge
Name:	R. Stanton Dodge
Title:	Chief Legal Officer

INDEMNITEE

/s/ Jason Robins
Name: Jason Robins

Address:	Address on file with the Company

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